UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         TRINITY MEDICAL GROUP USA, INC.
                 (Name of small business issuer in its charter)

FLORIDA                                           8731                 68-0438943
(State or jurisdiction of             (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)        Classification Code Number)      Identification No.)

                          30021 TOMAS STREET, SUITE 300
                    RANCHO SANTA MARGARITA, CALIFORNIA 92688
                                 (949) 459 2170
          (Address and telephone number of principal executive offices)

                     JAMES NAMNATH, CHIEF EXECUTIVE OFFICER
                         TRINITY MEDICAL GROUP USA, INC.
                           55 SHAVER STREET, SUITE 320
                          SAN RAFAEL, CALIFORNIA 94901
                                 (415) 256-1995
            (name, address and telephone number for Agent of Service)

                                    Copy to:
                             Christopher S. Auguste
                                Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                               Tel: (212) 704-6230
                               Fax: (212) 704-6288

  -----------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Title of each                                         Proposed               Proposed
class of securities             Amount to Be       maximum offering       maximum aggregate           Amount of
to be registered                 Registered      price per Share (1)       offering price         registration fee
-----------------------------------------------------------------------------------------------------------------------
Common Shares,                2,000,000(1)(2)           $4.25                $8,500,000               $2,244.00
Par Value $0.001
Common Shares,                   493,000(3)             $4.25                $2,095,250                $553.32
Par Value $0.001
Common Shares,                 878,538(1)(4)            $4.25                $3,733,787                $986.03
Par Value $0.001
Common Shares,                 332,850(1)(5)            $4.25                $1,414,612                $373.45
Par Value $0.001
Common Shares,                 450,000(1)(6)            $4.25                $1,912,500                $504.90
Par Value $0.001
Common Shares,                   60,000(7)              $4.25                $  255,000                 $67.34
Par Value $0.001

(1) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of : (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in the registration statement; and
     (iii) the price of securities of the same class, as determined by Rule 457(c).
(2)  Represents shares to be issued by Registrant from time to time.
(3)  Represents shares of common stock issued to service providers.
(4) Represents shares of common stock issued upon the conversion of convertible notes payable.
(5) Represents shares of common stock issuable upon exercise of warrants evidencing the right to purchase shares of common stock and shares of common stock sold or subscribed.
(6) Represents estimate of shares of common stock issuable upon exercise of warrants evidencing the right to purchase shares of common stock and shares of common stock issuable upon the conversion of convertible promissory note.
(7) Represents shares of common stock issuable upon exercise of non-statutory stock options evidencing the right to purchase shares of common stock.

                -------------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       SUBJECT TO COMPLETION, DATED , 2000

                                   PROSPECTUS

                         TRINITY MEDICAL GROUP USA, INC.

                        4,214,388 SHARES OF COMMON STOCK

         Of the 4,214,388 shares of common stock offered hereby, 2,000,000 shares are being offered by us and 2,214,388 shares are being offered by the selling security holders. Prior to this offering, there has been a limited public market for the common stock.

         We will provide specific terms for the sale of the common stock in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

         Our common stock is traded on the Pink Sheet Service under the symbol "TMGU." On December 4, 2000, the last reported sale price of our common stock on the Pink Sheet Service was $2.50 per share.

                 -----------------------------------------------

         THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                 -----------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this prospectus is , 2000.


                                TABLE OF CONTENTS
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                                                                                                     PAGE
                                                                                                     ----
About This Prospectus                                                                                 2
Prospectus Summary                                                                                    2
Risk Factors                                                                                          3
Information Regarding Forward Looking Statements                                                      7
Use of Proceeds                                                                                       8
Determination of Offering Price                                                                       8
Selling Security Holders                                                                              9
Plan of Distribution                                                                                  11
Legal Proceedings                                                                                     14
Directors, Executive Officers, Promoters and Control Persons                                          14
Security Ownership of Certain Beneficial Owners and Management                                        16
Description of Securities                                                                             18
Experts                                                                                               19
Disclosure of Commission Position on Indemnification for Securities Act Liabilities                   20
Organization within Last Five Years                                                                   21
Description of Business                                                                               21
Management's Discussion and Analysis or Plan of Operation                                             27
Description of Property                                                                               30
Certain Relationships and Related Transactions                                                        30
Market for Common Equity and Related Stockholder Matters                                              31
Executive Compensation                                                                                33
Where You Can Find Additional Information                                                             34
Financial Statements                                                                                 F-1
Part II                                                                                             II-1

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. We may sell shares of our common stock described in this prospectus in one or more offerings up to a total of 2,000,000 shares of common stock, and the selling security holders may sell up to 2,214,388 shares of common stock. This prospectus provides you with a general description of the common stock that may be offered by us or the selling security holders. Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information."

                               PROSPECTUS SUMMARY

THE COMPANY.

         Unless the context otherwise requires, the terms "we", "our", "us", "the company" and "Trinity USA" refer to Trinity Medical Group USA, Inc., a Florida corporation. Trinity Medical Group USA, Inc. (www.trinitymg.com) was incorporated in the State of Delaware on September 28, 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. In December 1999, as the result of a reorganization, we became a Florida corporation. On July 12, 2000, we became a reporting company. Trinity
USA is an affiliate of Trinity Medical Group, Ltd., a Thailand company (http://www.trinitycorp.com/trinitymedical.htm).

         We are a late development stage company with rights to market an HIV-Immunogen, also known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus (HIV). REMUNE is a registered trademark of The Immune Response Corporation. Our rights to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines, Singapore, Sri Lanka,
Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation, were acquired from The Immune Response Corporation (NASDAQ: IMNR).

         REMUNE is designed to stimulate an HIV-infected individual's immune system to attack HIV, the virus that causes AIDS. We believe that results from previous clinical trials demonstrate that REMUNE significantly boosts HIV-specific immune responses and may induce a positive virologic effect in HIV-infected individuals. Furthermore, we believe REMUNE stimulates the production of specific antiviral substances that naturally protect components of the immune system from HIV infection. Leading HIV clinical researchers have begun to recognize that in order to effectively stop or slow the progression of HIV to AIDS, therapies must stimulate HIV-specific cell mediated immune responses in infected individuals in addition to reducing viral load through the use of anti-viral drugs. Trinity USA and its affiliates completed Phase II clinical trials in Thailand where REMUNE was used as a sole treatment for individuals infected with HIV.

         Our goal is to develop our initial product, REMUNE, so that it may be sold throughout our licensed territory. We intend to support the regulatory approvals and then distribute the product first in Thailand, where an estimated 1-2 million people are infected with HIV. We later intend to engage in sub-license and supply agreements with parties in our licensed territory countries who will carry out local regulatory requirements, distribution and product support for REMUNE. In Thailand, we have sub-licensed our rights to REMUNE to Trinity Assets Company Limited, an affiliate of Trinity USA and Trinity Medical Group, Ltd.

         Trinity USA is obligated to purchase 333,333 shares of common stock of The Immune Response Corporation at $15 per share within 30 days of receiving commercial approval from the Thai FDA, which we believe will occur during 2001. In addition, Trinity USA will incur approximately $500,000 of additional research and development costs during the fourth quarter of 2000 related to the regulatory and development process in Thailand. We have incurred losses since our inception in 1998 through September 30, 2000 of $2,197,634. While we believe that only a few thousand unit sales are necessary to bring us to profitability, our product, REMUNE, has not yet been approved for commercialization any where in the world and we have not undertaken extensive marketing steps nor contracted for a large number of units to date. Our product research and development, sales, and competitive strategies must be considered as unproven to date.

THE OFFERING.

Shares offered by Trinity USA                                          2,000,000
Shares offered by selling security holders                             2,214,388
Shares outstanding after the offering                                 13,947,388

Use of proceeds                                 Trinity  USA  intends to use the
                                                net  proceeds  from the offering
                                                for:

                                                (i) stock  purchase  commitments
                                                with our licensor  (ii) research
                                                and  development  expenses (iii)
                                                selling,       general       and
                                                administrative   expenses   (iv)
                                                securing   of  land   lease  and
                                                construction   of   distribution
                                                facility  in  Thailand  and  (v)
                                                research  and   development   of
                                                REMUNE    as   a    preventative
                                                vaccine. See "Use of Proceeds."


         We intend to promptly commence the sale of the shares offered by us, which offering may continue for a period beyond 30 days from the date of effectiveness of the registration statement.

                                  RISK FACTORS

         In evaluating an investment in Trinity USA and its business, potential investors should carefully consider the following risk factors as well as other information set forth elsewhere in this registration statement which pertain to Trinity USA.

                       RISKS RELATING TO DISEASE TREATMENT

IF OUR SUPPLIER IS UNABLE TO PROVIDE REMUNE, WE WILL LOSE OUR SOLE SOURCE OF PRODUCT AND REVENUE.

         Trinity USA will lose its only source of revenue if for any reason The Immune Response Corporation, the exclusive supplier and manufacturer of REMUNE, cannot manufacture REMUNE at all or at the capacity required for us to sustain profitable operations.

         The Immune Response Corporation's manufacturing facility has no history of volume production. Trinity USA cannot predict with absolute certainty that a consistent supply volume can be expected. Further, The Immune Response Corporation relies on a third party for the final step of the manufacturing process. If the existing manufacturing operations prove inadequate, there can be no assurance that any arrangement with a third party can be established on a timely basis, or that we or The Immune Response Corporation can establish other manufacturing capacity on a timely basis.

         The U.S. Food and Drug Administration may impose severe restrictions on the manufacture of REMUNE in the U.S., making The Immune Response Corporation incapable of supplying the product to Trinity USA for distribution in Thailand. Further, The Immune Response Corporation could not easily replace its manufacturing capacity if it were unable to use its manufacturing facilities due to fire, natural disaster (including earthquake), equipment failure or other difficulty, or if the facility is not deemed to be in compliance with the U.S. FDA's Good Manufacturing Practice standards.

OUR SUCCESS IS DEPENDENT ON APPROVAL OF REMUNE BY THE THAI MINISTRY OF PUBLIC HEALTH OR FOOD AND DRUG ADMINISTRATION.

         Approval of REMUNE by the Thai Food and Drug Administration or Ministry of Public Health is necessary for the marketing, distribution and manufacture of REMUNE. If the Thai Food and Drug Administration does not approve REMUNE, REMUNE cannot be marketed, sold or manufactured in Thailand. Without Thai Food and Drug Administration approval, we will be unable to generate any revenue in Thailand.

         Trinity USA or its affiliate, Trinity Assets Company Limited, has not yet submitted an application for an approval from the Thai Food and Drug Administration to market, distribute and manufacture REMUNE.

WE CANNOT SELL OR DISTRIBUTE REMUNE IN ANY OTHER COUNTRY IN OUR LICENSED TERRITORY UNLESS WE HAVE RECEIVED REQUIRED MARKETING APPROVAL FROM THE GOVERNING HEALTH AUTHORITY OF THAILAND.

         We have agreed that we cannot sell or distribute REMUNE to any country in the licensed territory, with the exception of Thailand, unless we have previously received the required marketing approval for REMUNE from the governing health authority of Thailand and we have diligently commenced marketing REMUNE in Thailand. If we do not obtain the required marketing approval, we will be unable to generate any revenues in our licensed territory.

THE PRODUCT, REMUNE, MAY BECOME OBSOLETE DUE TO HIV'S ABILITY TO MUTATE.

         Our success depends on the ability of the product to benefit users. Because of the ability of this virus to mutate, and thereby defeat many forms of treatment, it is not unreasonable that the product may become obsolete.

OUR BUSINESS IS DEPENDENT ON REMUNE CONTINUING TO BENEFIT PATIENTS THAT USE IT.

         Our success will depend, in large part, upon the product continuing to show wide safety margins and a low incidence of adverse side effects. Unacceptable toxicities or side effects may occur at any time in the course of clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

THE IMMUNE RESPONSE CORPORATION, REMUNE'S DEVELOPER, HAS NOT COMPLETED THE DEVELOPMENT OF REMUNE.

         The Immune Response Corporation has not completed the development of REMUNE and there can be no assurance that the development and commercialization of REMUNE by The Immune Response Corporation will be successfully completed. The Immune Response Corporation will need significant additional research and development efforts in order to continue developing the therapy. The discontinuation of a Phase 3 trial of REMUNE due to lack of statistical difference between test and control groups, conducted in the United States, had a material adverse effect on The Immune Response Corporation.

IF THE IMMUNE RESPONSE CORPORATION TERMINATES ITS COLLABORATION WITH AGOURON, THE IMMUNE RESPONSE CORPORATION MAY HAVE TO ABANDON REMUNE.

         If The Immune Response Corporation's primary marketing partner, Agouron Pharmaceuticals, Inc. (or Agouron, a Pfizer Inc. Company) does not successfully complete the current pivotal trial of REMUNE, The Immune Response Corporation may have to abandon REMUNE or seek additional funding.

TECHNOLOGICAL CHANGE AND COMPETITION MAY RENDER OUR POTENTIAL PRODUCTS OBSOLETE.

         Although Trinity USA believes that there is a significant future market for therapeutics to treat HIV, Trinity USA anticipates that REMUNE will face intense and increased competition in the future. There can be no assurance that existing products or new products for the treatment of HIV developed by competitors will not be more effective or more effectively marketed and sold than REMUNE. The biotechnology industry continues to undergo rapid change, and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any which are being developed by our supplier, The Immune Response Corporation.

                RISKS RELATING TO OUR HISTORY AND FINANCING NEEDS

TRINITY USA HAS ASSIGNED A SIGNIFICANT PORTION OF ITS REVENUE RIGHTS TO TRINITY ASSETS COMPANY LIMITED.

         Since Trinity USA has assigned a significant portion of its revenue rights to Trinity Assets Company Limited, an affiliate, Trinity Assets Company Limited may exercise a disportionate amount of control over future revenues or profits from the sale of REMUNE in Thailand. Specific terms of Trinity USA's future royalty rights or share of profits from the sale of REMUNE in its licensed territories other than Thailand have not been negotiated to date. Because both entities are owned by members of the Churdboonchart family, the future negotiation of profit or royalty arrangements may involve conflicts of interest which could result in limited royalties or profits to Trinity USA.

WE FACE RISKS FROM DOING THE MAJORITY OF OUR BUSINESS OUTSIDE OF THE UNITED STATES.

         We may be subject to direct regulation by several governmental agencies in Thailand in addition to regulations applicable to the development and marketing of pharmaceutical products. The application of new laws and regulations as well as political and economic events beyond our control may limit our ability to manufacture, sell and distribute the product in Thailand. Present Thai law requires domestic pharmaceutical manufacturing and some aspects of sales and distribution be conducted by a majority owned Thai company.

OUR LACK OF OPERATING EXPERIENCE MAY PREVENT US FROM SUCCESSFULLY GENERATING REVENUES.

         We have minimal operations, nominal assets and no revenues from operations. As a start-up business, we are subject to all the substantial risks inherent in the commencement of a new business enterprise with new management. There can be no assurance that we will be able to successfully generate revenues, operate profitably, or make any distributions to the holders of our securities. We have only approximately one year of business history for you to analyze or to aid you in making an informed judgment as to the merits of an investment in our securities.

WE CURRENTLY HAVE LITTLE WORKING CAPITAL AND REQUIRE SUBSTANTIAL CAPITAL IN THE NEXT 12 MONTHS.

         Trinity USA requires substantial capital to pursue its operating strategy and currently has limited cash for operations. We do not have any other commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. We require substantial working capital to fund our business. We currently anticipate that the net proceeds from our sale of our shares of common stock covered by this prospectus, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. However, we may need to raise additional funds prior to the expiration of this period. Until we can obtain revenues sufficient to fund working capital needs, Trinity USA will be dependent upon external sources of financing.

WE CURRENTLY HAVE LIMITED SOURCES OF LIQUIDITY.

         To date, we have no internal sources of liquidity and do not expect to generate any internal cash flow until the first quarter of 2001. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of Trinity USA's common stock. The failure to raise any needed additional funds will make it difficult for Trinity USA to sustain or commence its primary business operations.

WE WILL NOT GENERATE ANY INTERNAL CASH FLOW UNTIL THE FIRST QUARTER OF 2001.

         We do not currently have any revenues and our estimates indicate that we will not generate internal cash flows until at least the first quarter of 2001. Because we will not generate internal cash flows until at least the first quarter of 2001, we may be required to raise additional funds prior to the end of the first quarter of 2001. As we do not have any external sources of funding, our inability to successfully implement our business strategy and to raise additional financing until the end of the first quarter of 2001 may compromise our ability to achieve our projected revenues. Furthermore, if we are required to raise additional funding, there is no assurance that we would be successful, the failure of which would make it difficult to successfully implement our business strategy.

OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF THE PROCEEDS OF OUR SALE OF OUR SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS.

         All of the net proceeds from our sale of shares of our common stock will be available to fund development and commercialization of REMUNE and for general corporate purposes. As of the date of this registration statement, we cannot specify with certainty the particular uses for the net proceeds to be received other than that they will be used as working capital and for construction of handling and storage facilities and to meet potential obligations under the stock purchase agreement with The Immune Response Corporation. Accordingly, our management will have broad discretion in the application of the net proceeds. The failure of management to apply such funds effectively could result in not having sufficient capital to fund development and commercialization of REMUNE.

AS A START-UP COMPANY, OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

         Based on our business and industry and as a start-up, we expect to experience significant fluctuations in the future quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect the quarterly operating results include:

o government approvals and regulations that impede our ability to transport, sell and administer product;

o        our ability to operate at favorable gross margins;

o payment of invoices by our overseas partner(s) or affiliates as they relate to unforeseen expenses that our affiliates may pay for which we are legally obligated to reimburse them;

o        supply of product by the manufacturer is not fulfilled as expected;

o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructures;

o        costs and delays in introducing REMUNE;

o        government regulations related to the shipment of drugs overseas;

o general economic conditions, as well as those specific to Thailand and related industries.

         As a result of our limited operating history, it is difficult to accurately forecast our revenue and we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall.

WE  ARE  CURRENTLY  CONTROLLED  BY  OUR  PRINCIPAL  STOCKHOLDERS,  OFFICERS  AND
DIRECTORS.

         The directors and executive officers beneficially own approximately 79% of the outstanding common stock of Trinity USA. As a result, the directors and executive officers could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Trinity USA.

WE LACK DISINTERESTED, INDEPENDENT DIRECTORS.

         Our directors have a direct financial interest in Trinity USA. While our management believes that the current directors will be able to exercise their fiduciary duties as directors, there may exist inherent conflicts of interest in the execution of their duties.

ALL MARKETING WILL BE DONE IN-HOUSE.

         We currently plan to market and promote our products in-house or through related parties or affiliates. While our officers and directors have prior promotional and marketing experience, there can be no assurances that our marketing strategies will be effectively instituted, or that these arrangements will result in sufficient revenues to produce net income.

OUR CURRENT STOCKHOLDERS WILL CONTINUE TO CONTROL TRINITY USA.

         Our current stockholders have the voting power to elect all of the members of the Board of Directors and control substantially all corporate actions and decisions for an indefinite period of time. Accordingly, investors may have no right or power to take part in the management or control of the business of Trinity USA, or the election of its officers or directors. Accordingly, no person should invest in Trinity USA unless he is willing to entrust all aspects of control to Trinity USA's current management and to rely upon their abilities.

THERE IS A LIMITED MARKET FOR OUR SECURITIES.

         There is currently a limited market for our securities on the Pink Sheet Service and there can be no assurance that a broader market will ever develop. Accordingly, purchasers of our securities will be required to bear the economic consequences of holding such securities for an indefinite period of time. While there are not blanket exemptions for re-sales of unregistered securities of privately held companies, the SEC has promulgated Rule 144 that is generally applicable to the holders of restricted securities of companies whose securities are traded on a public market. However, there is currently a limited public market for our securities and there is no assurance that our securities will be traded on a broader public market.

         In general, Rule 144 provides, if certain conditions are met, that a person who has held restricted securities for at least one year may sell in brokerage transactions, during each three-month period thereafter, an amount equal to the greater of the average weekly trading volume of the common stock during the four calendar weeks immediately proceeding the sale, or 1% of our outstanding common stock, whichever is greater. Certain provisions of Rule 144 permit holders of restricted securities who have held their shares for more than two years to sell all their shares without regard to the volume limitations described above. Investors should not assume that they will be able to sell their company securities in brokerage transactions, if at all.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

         This prospectus contains forward looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend" and "plan." Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of our common stock being offered by any of the selling security holders. We anticipate receiving the net proceeds from the sale of the shares of common stock offered by us. Assuming all of the shares are purchased, we would use the net proceeds for general corporate purposes, including working capital, our stock purchase commitment with The Immune Response Corporation upon product approval and upon Trinity Assets Company Limited receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE, and expenses related to clinical trials. We also intend to directly purchase, or lend capital to Trinity Assets Company Limited so they may purchase, plant, equipment and secure land leases in 2001 for a handling and storage facility in Thailand. The estimated cost of the facility is $12 million and will require six months to one year to construct. Specifically, the use of proceeds from the sale of the shares of common stock offered by us and the priority of their use if all of the securities are not sold or are not sold at sufficient amounts will be in the following order:

1.  Payment of research and development liabilities to affiliates
     and additional clinical expenses prior to commercialization of REMUNE       $1 million
2.  The stock purchase commitment with The Immune Response
     Corporation upon commercial approval of REMUNE in Thailand                  $5 million
3.  Selling general and administrative expenses                                  $.7 million
4   Securing a land lease in Thailand for handling and storage facility          $3 million
5.  Construction of handling and storage facility for REMUNE in Thailand         $12 million
6.  Application for regulatory approvals of REMUNE
     in other Trinity USA licensed territories                                   $1 million
7.  The stock purchase commitment with The Immune Response
     Corporation upon approval by Thai government to
     manufacture REMUNE in Thailand                                              $5 million
8.  Research and Development of REMUNE as a preventative
     vaccine                                                                     $3 million

                         DETERMINATION OF OFFERING PRICE

         The offering price of the 2,000,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us.

         The offering price of the 2,214,388 shares being offered by the selling security holders has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

                            SELLING SECURITY HOLDERS

         The following table sets forth the number of shares of common stock which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.

                                                Beneficial Ownership Prior to the       Beneficial Ownership Following
                                                ---------------------------------       ------------------------------
                                                             Offering                            the Offering
                                                             --------                            ------------
                                                  Number of            Percent Owned*       Number of       Percent Owned
Selling Security Holders                           Shares              --------------        Shares         -------------
------------------------                           ------                                    ------
SERVICE PROVIDERS' SHARES
OF COMMON STOCK
Baldwin Family Trust                                      50,000                 0.48               0               0.00
Ron Macdonald                                             40,000                 0.39               0               0.00
Steve Devanney (1)                                        20,000                 0.19               0               0.00
Coleman Abbe                                              22,500                 0.22               0               0.00
Bob Rubin                                                  5,000                 0.05               0               0.00
Atlas Equity                                               5,500                 0.05               0               0.00
Eastern Frontier Trust (2)                               175,000                 1.69               0               0.00
Black Hills Investment Corp. (3)                         175,000                 1.69               0               0.00
                                                         -------

  Subtotal                                               493,000
                                                         -------

FIRST PRIVATE PLACEMENT--
CONVERTIBLE NOTES, INCLUDES STOCK
ISSUED RELATED TO ACCRUED INTEREST AND
COMMISSIONS
Alan Cornell                                             52,181                  0.50               0               0.00
Patrick H. and Lee M. Miller                            104,436                  1.01               0               0.00
Ken Leiner                                               26,126                  0.25               0               0.00
Meir Morag                                               25,989                  0.25               0               0.00
Gary Coover                                              25,986                  0.25               0               0.00
Marcaud Cook & CIE, SA                                  104,745                  1.01               0               0.00
Robert Gibson                                            12,997                  0.13               0               0.00
Grant Bettingen                                          12,979                  0.12               0               0.00
Wasson Family Trust                                      83,474                  0.80               0               0.00
Fred Buelow                                              15,564                  0.15               0               0.00
John Colwell (4)                                         32,383                  0.31               0               0.00
Andre Pringo                                              5,213                  0.05               0               0.00
Steve Shannon                                            26,066                  0.25               0               0.00
Phillip Mirabelli                                         5,199                  0.05               0               0.00
Coleman Abbe                                             26,178                  0.25               0               0.00
Nancy Abbe Trust                                         52,356                  0.50               0               0.00
Rubin Family Stock Trust                                 26,178                  0.25               0               0.00
John Ogle                                                41,809                  0.40               0               0.00
Eric Weiss Charitable Remainder
   Unitrust                                              52,186                  0.50               0               0.00
Anthony Spaulding (5)                                     5,141                  0.05               0               0.00
John D. Shulman                                          36,492                  0.35               0               0.00
Martin Vulliez                                            5,188                  0.05               0               0.00
Jim Palmersheim                                          25,948                  0.25               0               0.00


HR Granger                                               12,974                  0.12               0               0.00
Eastern Frontier Trust                                   54,000                  0.52               0               0.00
Black Hills Investment Corp.                              6,750                  0.07               0               0.00

    Subtotal                                            878,538
                                                        -------

SECOND PRIVATE PLACEMENT--COMMON STOCK
UNITS, INCLUDES STOCK ISSUABLE RELATED
TO COMMISSION WARRANTS
Larry Berman                                             34,000                 0.33                0               0.00
Karl Bratin                                               6,000                 0.06                0               0.00
Milan Bratin                                             50,000                 0.48                0               0.00
Robert Brooks                                             8,000                 0.08                0               0.00
Bella Claravall                                          10,000                 0.10                0               0.00
Gractia Chieffe                                           4,000                 0.04                0               0.00
Edgar Orquiola                                            4,000                 0.04                0               0.00
Michael Pallin                                           16,000                 0.15                0               0.00
Ganija Pjetrovic                                          6,000                 0.06                0               0.00
Ruzdija Pjetrovic                                         6,000                 0.06                0               0.00
Donald Swartz                                            14,000                 0.13                0               0.00
Charles H. Roeske                                         6,000                 0.06                0               0.00
Torunn Curtis                                             4,000                 0.04                0               0.00
James Garnett                                            20,000                 0.19                0               0.00
John Gross                                               10,000                 0.10                0               0.00
Anthony Spaulding                                         8,000                 0.08                0               0.00
Hilary Spaulding                                          2,000                 0.02                0               0.00
Glen Anthony                                              2,000                 0.02                0               0.00
Cameron Harper                                            2,000                 0.02                0               0.00
Steve Koppenjan                                           5,000                 0.05                0               0.00
Kellie Mowdy                                              2,000                 0.02                0               0.00
Jens Pechbrenner                                          4,000                 0.04                0               0.00
Richard Vane                                              2,000                 0.02                0               0.00
Christopher Garife                                        2,000                 0.02                0               0.00
David Carroll                                             6,000                 0.06                0               0.00
Scot Cohen (2)                                           50,000                 0.48                0               0.00
Douglas Wasson                                           12,000                 0.12                0               0.00
Thomas Wasson                                             8,000                 0.08                0               0.00
Donald L. Barr                                            4,000                 0.04                0               0.00
Gaylord LLC                                               8,000                 0.08                0               0.00
Michael J. Gallagher                                      2,000                 0.04                0               0.00
Salomon Grey                                              8,200                 0.08                0               0.00
Eastern Frontier                                          2,500                 0.02                0               0.00
Black Hills Investment Corp.                              3,150                 0.03                0               0.00
John Colwell                                              2,000                 0.02                0               0.00
                                                          -----

    Subtotal                                            332,850
                                                        -------


THIRD PRIVATE PLACEMENT--
CONVERTIBLE PROMISSORY NOTE
RoyCap Inc. (6)                                         450,000                  4.33              0                0.00
                                                        -------


NON-STATUTORY STOCK OPTIONS
Gary E. Wilson (7)                                       60,000                  .58               0                0.00
                                                         ------

    Total                                             2,214,388
                                                      =========

* Percentage is based upon the amount of outstanding shares of Trinity USA's common stock, par value $.001, as of November 30, 2000, which is equal to 10,384,500 shares.
(1) Steve Devanney provides investor relations services to Trinity USA for approximately $3,000 per month.
(2) Eastern Frontier Trust is also listed as a selling security holder in the first and second private placement and Scot Cohen, a selling security holder in the second private placement, is the beneficiary of Eastern Frontier Trust. The total number of shares beneficially owned and the percentage of total shares held by Eastern Frontier Trust and Scot Cohen before and after the offering is 281,500 and 2.71% and 0 and 0.00%, respectively. Trinity USA issued 175,000 shares of common stock to Eastern Frontier Trust in exchange for services provided during 1999 related to the formation of Trinity USA and merger with August Project III Corp.
(3) Black Hills Investment Corp. is also listed as a selling security holder in the first and second private placement. The total number of shares beneficially owned and the percentage of total shares held by Black Hills Investment Corp. before and after the offering is 184,900 and 1.78% and 0 and 0.00%, respectively. Trinity USA issued 175,000 shares of common stock to Black Hills Investment Corp. in exchange for services provided during 1999 related to the formation of Trinity USA and merger with August Project III Corp.
(4) John Colwell is also listed as a selling security holder in the second private placement. The total number of shares beneficially owned and the percentage of total shares held by John Colwell before and after the offering is 34,383 and 0.33% and 0 and 0.00%, respectively.
(5) Anthony Spaulding is also listed as a selling security holder in the second private placement. The total number of shares beneficially owned and the percentage of total shares held by Anthony Spaulding before and after the offering is 13,141 and 0.13% and 0 and 0.00%, respectively.
(6) Amount of shares issuable upon conversion is an estimate based upon a discounted, average historical share price prior to and subsequent to the note agreement date of October 19, 2000.
(7)  Chief Financial Officer, Executive Vice President - Finance, Treasurer.


                              PLAN OF DISTRIBUTION

         We are registering 2,000,000 shares of our common stock in contemplation of offering unrestricted common stock to the public. We are registering an additional 2,214,388 shares which may be sold by the selling security holders. Trinity USA will not receive any proceeds from the sale of the 2,214,388 shares attributed to the private placements or option grants.

GENERAL.

         We may sell up to 2,000,000 shares of our common stock through underwriters or dealers, through agents or directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

         The applicable prospectus supplement will describe the terms of the offering of the securities, including:

     o    the name or names of any underwriters, if any;

     o the purchase price of our common stock and the proceeds we will receive from the sale;

     o any underwriting discounts and other items constituting underwriters' compensation;

     o    any discounts or concessions  allowed or reallowed or paid to dealers;
          and

     o any securities exchange or market on which our common stock may be listed.

         Only underwriters named in the prospectus supplement, if any, are underwriters of our common stock offered with the prospectus supplement.

USE OF UNDERWRITERS AND AGENTS.

         If underwriters are used in the sale, they will acquire our common stock for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer our common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of our common stock of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

         We may sell our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of our common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise our agent will act on a best-efforts basis for the period of its appointment.

         We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

SALE DIRECTLY TO PURCHASERS.

         We may enter into agreements directly with one or more purchasers. Those agreements may provide for the sale of our common stock at a fixed price, based on the market price of the common stock or otherwise. Alternatively, those agreements may provide for the sale of common stock over a period of time by means of draw downs at our election which the purchaser would be obligated to accept under specified conditions. Under this form of agreement, we may sell common stock at a per share price which is discounted from the market price.
Those agreements may also provide for sales of common stock based on combinations of or variations from these methods.

DEMAND UNDERWRITERS.

         In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of our common stock for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

INDEMNIFICATION AND OTHER RELATIONSHIPS.

         We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

DISTRIBUTION BY SELLING SECURITIES HOLDERS.

         The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

USE OF BROKERS AND DEALERS.

         The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

     o   ordinary brokerage transactions and transactions in which the broker;

     o   solicits purchasers; and

     o   privately negotiated transactions.

         Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders (or, if any such broker-dealer acts as agent for the purchaser of the shares, from the purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with the resales, may receive or pay commissions.

DEEMED UNDERWRITERS.

         The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any the broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

TIMING OF SALE BY SELLING SECURITY HOLDERS.

         We have filed this registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

         Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of the distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

REGULATION M.

         We have informed the selling security holders that, during the time that they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

         Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS

         There are no legal actions pending against us nor are any legal actions contemplated.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Following are Directors and Officers:

Name                                                      Age                                 Position
----                                                      ---                                 --------
Arun Churdboonchart                                       59                    Chairman of the Board of Directors
Dr. Vina Churdboonchart                                   55                    President and Director
Inthanom John Churdboonchart                              33                    Director
Orranart Victoria Churdboonchart                          30                    Director
Dr. James S. Namnath                                      43                    Chief Executive Officer and Director
Gary E. Wilson                                            34                    Chief Financial Officer, Executive
                                                                                Vice President - Finance, Treasurer
Elizabeth Namnath                                         49                    Corporate Secretary

         MR. ARUN CHURDBOONCHART, age 59, joined Trinity USA as a Director in December 1999 and is one of Thailand's most distinguished and recognized businessmen. He is a former member of the Thai National Senate (1996 to 1999) and a co-chairman of Trinity Group (1975 to present): a diversified Thai corporation that owns extensive real estate, hotels, retail stores, and a Bangkok radio station. Prior to founding the Trinity Group companies, Mr. Churdboonchart established AC Machinery, which started as a small supplier of engines and under his management became Bangkok's largest distributor of marine engine spare parts. He is the chairman of AC Machinery to the present date.

         Mr. Churdboonchart received a B.S. degree in Business Administration from California State University, Long Beach in 1970. Mr. Arun Churdboonchart is married to Dr. Vina Churdboonchart.

         DR. VINA CHURDBOONCHART, age 55, joined Trinity USA as President and a Director in December 1999 and is among the most recognized female scientists and business persons in Thailand today. She is also a former member of the Thai Legislature (1991 to 1992) and a former Thai Senate member (1992 to 1996). She is a founder of Trinity Medical Group, Ltd. (1995 to present), a Bangkok based privately held company which focuses on treating HIV and AIDS. Since 1971, she has been a member of the Faculty of Science, Mahidol University, which has two medical schools (Siriraj and Ramathibodi) with two university-affiliated hospitals. At Mahidol University, she has been the principal investigator of dengue hemorrhagic fever. Her research efforts have been supported and well recognized by the World Health Organization. She has many published studies, including breakthrough findings accepted in the Journal of AIDS and Vaccine Journal.

         Dr. Churdboonchart received her doctorate in Pathobiology in 1984. She received her bachelors degree from California State University, Long Beach in 1970. Dr. Vina Churdboonchart is married to Mr. Arun Churdboonchart. Dr. Vina Churdboonchart is the sister of Dr. James Namnath, Chief Executive Officer, and Elizabeth Namnath, Corporate Secretary.

         MR. INTHANOM JOHN CHURDBOONCHART, age 33, graduated from Gonzaga University in 1992 with a B.S. in Computer Aid Design. Mr. Churdboonchart also received a Mini Masters of Business Administration in Factory Management from Chulalongkorn University in 1996. Mr. Churdboonchart began his professional career assisting the Managing Director of Kaew Kanch Industry and Mining in 1994. He established AV Studio Company, Ltd. in 1995 and at present is the managing director of AV Studio. During 2000, Mr. Inthanom launched Discazine Company, Ltd., which is a promotional magazine for the music industry. Mr. Churdboonchart has been Managing Director of Trinity Assets Company Limited since 1990 and joined Trinity USA as a Director in December 1999. Inthanom John Churdboonchart is the son of Arun and Vina Churdboonchart and the nephew of Dr. James Namnath, Chief Executive Officer, and Elizabeth Namnath, Corporate Secretary.

         MS. ORRANART VICTORIA CHURDBOONCHART, age 30, graduated from Chulalongkorn University in 1991 with a B.A. Ms. Churdboonchart also received a Masters of Business Administration from Pepperdine University in 1995. She began her career in 1996 assisting the Vice President of The Trinity Complex and has been the Chief Financial Officer of Trinity Medical Group, Ltd. since 1996. In 1998, Ms. Churdboonchart established Learning Home International Kindergarten, which has recently expanded to a second branch. Ms. Orranart is the managing director of Learning Home International Kindergarten. Ms. Churdboonchart joined Trinity USA as a Director in December 1999. Orranart Victoria Churdboonchart is the daughter of Arun and Vina Churdboonchart and the niece of Dr. James Namnath, Chief Executive Officer, and Elizabeth Namnath, Corporate Secretary.

         DR. JAMES S. NAMNATH, age 43, joined Trinity USA as Chief Executive Officer and a Director in September 1998 and is an experienced senior executive of high technology and life sciences companies. He has managed the U.S. portfolio of assets and operations for Trinity Medical Group, Ltd. since its inception. Dr. Namnath is the founder, Chairman of the Board, and Chief Financial Officer of JennerNet Software Company, an Internet focused provider of information systems to the personnel industry. Prior to starting his own corporate ventures in March of 1994, Dr. Namnath was a Senior Manager at Monsanto Company from June of 1992 to March of 1994 and Chevron Corporation from December of 1989 to June of 1992. For over nine years he was the Principal Scientist and Manager of Product Chemistry for the Ortho and Roundup homeowner brands: products which have extensive government regulatory guidelines. He started his professional career with Lever Brothers and Cheeseborough-Ponds in December of 1986: leading consumer product companies where his patented breakthroughs formed the basis for major corporate ventures. It is estimated that his product inventions are a key part of products with annual retail sales of $3 billion. Dr. Namnath is an experienced computer programmer with over 25 years of experience and certifications in business and accounting systems.

         Dr. Namnath received his doctorate in Physical Chemistry in 1983 from the University of Southern California. He earned two bachelor degrees from the University of California, Santa Barbara in 1978. Dr. James Namnath is the brother of Dr. Vina Churdboonchart, President and Elizabeth Namnath, Corporate Secretary.

         MR. GARY E. WILSON, CPA, age 34, graduated from the University of Michigan in 1991 with a B.A. in Economics, Business Administration and Accounting. Prior to joining Trinity USA in September 2000, Mr. Wilson was a Senior Assurance Services Manager with Grant Thornton LLP where he served as an auditor and professional business advisor to publicly-held and privately-owned Manufacturing/Distribution, Life Sciences and High Technology companies. As a Senior Assurance Services Manager, he regularly advised senior management and various boards of directors on Best Business Practices, Inventory Management, Strategic Planning, Stock Option Plans, Financing Options and Solutions, Capital Market Transactions, Internal Controls and Accounting and Auditing matters.

         MS. ELIZABETH NAMNATH, age 49, joined Trinity USA as Corporate Secretary in April 2000 and is an experienced senior manager of international companies. She started and managed Maginet Corporation (1994 to 1998), a pay-per-view movie provider, in Singapore and Thailand. She served as regional manager from 1997 to 1998, establishing operations in four cities throughout Southeast Asia. Her management and leadership skills have made Maginet Corporation become the largest "On Command" movie provider. Prior to Maginet, she worked as General Manager for Trinity Hotel in Bangkok, Thailand (1990 to
1994). During her time as manager, Trinity Hotel was recognized by Frommer Travel Guide as one of the best three-star hotels in Bangkok.

         Elizabeth received her B.A. degree in Communication with a Business Administration minor from California State University, Long Beach in 1974. Elizabeth Namnath is the sister of Dr. Vina Churdboonchart, President and Dr. James Namnath, Chief Executive Officer.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 2000 by:

     o each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

     o   each of our directors and named executive officers; and

     o   each of our directors and executive officers as a group.

                                          Number of Shares of Common
                                                    Stock                 Percentage of       Address of Beneficial
Name of Beneficial Owners                     Beneficially Owned             Ownership                Owners
-------------------------                     ------------------             ---------                ------

Churdboonchart Trinity Trust                       7,200,000                    69.3%        425 Silom Road, Phipat
Account (1)                                                                                  #7, Bangkok, Thailand
                                                                                             10500

Trinity Partners Trust (2)                           400,000                     3.9         304 Mountain View,
                                                                                             San Rafael, CA 94901

Dr. Vina Churdboonchart (3)                          450,000                     4.3         425 Silom Road, Phipat
                                                                                             #7, Bangkok, Thailand
                                                                                             10500

Elizabeth Namnath (4)                                 50,000                     0.5         17 Linda Ave
                                                                                             San Rafael, CA 94903

Gary E. Wilson (5)(6)                                 60,000                     0.6         31842 Camino Del Cielo,
                                                                                             Trabuco Canyon CA, 92679
Directors and Executive Officers as a
     Group                                         8,160,000                    78.6

(1) Beneficiaries are Chairman Arun Churdboonchart and President Dr. Vina Churdboonchart (husband and wife) and Director's Inthanom John Churdboonchart and Orranart Victoria Churdboonchart (son and daughter of Mr. Arun Churdboonchart and Dr. Vina Churdboonchart). Each of the aforementioned persons are 25% beneficiaries in the Churdboonchart Trinity Trust Account. All of the beneficiaries of the Churdboonchart Trinity Trust Account live at the address listed above.
(2) Beneficiary is Dr. James Namnath, CEO. Dr. James Namnath is the brother of Dr. Vina Churdboonchart and Elizabeth Namnath. Dr. James Namnath is the uncle of Director's Inthanom John Churdboonchart and Orranart Victoria Churdboonchart.
(3)  President and Director
(4) Corporate Secretary. Elizabeth Namnath is the sister of Dr. James Namnath and Dr. Vina Churdboonchart. Elizabeth Namnath is the aunt of Director's Inthanom John Churdboonchart and Orranart Victoria Churdboonchart.
(5)  Chief Financial Officer, Executive Vice President - Finance, Treasurer
(6) The 60,000 shares beneficially owned represent those shares issuable under stock options. Mr. Wilson has the right to acquire a total of 30,000 shares of common stock through the exercise of these options through January 29, 2001 based upon a contractual vesting schedule. The vesting of the remaining options, however, may be accelerated during that time frame if Trinity USA's stock trades at or greater than $16.00 for 10 consecutive days or Trinity USA signs a letter of intent to merge with or be acquired by another company or sells substantially all of its assets.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 50,000,000 shares of $.001 par value common stock. Each share of common stock has equal rights and preferences, including voting privileges. As of November 30, 2000, there were 10,384,500 shares of our common stock issued and outstanding.

         Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, and if, declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the owners of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after a provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive, or other subscription rights, and there are no redemption provisions applicable to our common stock.

         Special meetings of the shareholders may be held within and without the State of Florida. These meetings may be called at any time by the Board of Directors or by the President, and may be called by the President or the Secretary at the written request of the holders of not less than ten percent (10%) (this percentage may be raised up to 50% if provided for in the Articles of Incorporation of the Corporation), of the shares then outstanding and entitled to vote. The holders of a majority of Trinity USA shares can take action by written consent without prior notice and without a meeting. The directors and executive officers of Trinity USA beneficially own more than 78% of the outstanding common stock of the Company. As a result, the directors and executive officers may exercise control over all matters regarding stockholder approval, including the election of directors and approval of significant corporate transactions.

         Under the By-laws of Trinity USA, a quorum is present with the holders of a majority of the shares entitled to vote on that matter or represented at the meeting in person or by proxy unless the Articles of Incorporation provide for a different amount. Since the Articles of Incorporation state that the quorum is present if the holders of one-third of the shares entitled to vote at a meeting of the shareholders is present, one-third of the votes is sufficient for a quorum.

DIVIDEND POLICY.

         We have never declared or paid a cash dividend on our common stock. We do not expect to pay cash dividends on our common stock in the near future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our future lenders, if any.

FIRST PRIVATE PLACEMENT.

         In connection with a December 1999 private placement, Trinity USA issued 154.5 notes. The notes were sold in units. Each unit cost $5,000 and consisted of a $5,000, 10% per annum note of Trinity USA due August 31, 2001 convertible into 5,000 shares of Trinity USA's common stock, $0.001 par value. Interest accrued on each unit was convertible, at Trinity USA's option, to common stock at the fair value of Trinity USA's common stock at the date of conversion. The aggregate offering price was $772,500 and Trinity USA received net proceeds of approximately $756,000. On December 11, 2000, the Company converted the total principal balance of these notes and the related accrued interest and commissions into 878,538 shares of its common stock. The total amount of liabilities converted to equity in this transaction was $929,219.

SECOND PRIVATE PLACEMENT.

         In connection with a June 2000 private placement, we sold 158.5 units of our common stock. Each unit consisted of one thousand shares of Trinity USA's common stock, par value $.001, and a non-callable common stock purchase warrant. Each of the warrants entitles the registered holder to purchase up to one thousand shares of the common stock at a price of $4.00 per share for a period of 24 months from July 24, 2000. Trinity USA received net proceeds of approximately $571,000 under this private placement offering. Trinity USA issued 158,500 shares of common stock to these investors on November 20, 2000.

THIRD PRIVATE PLACEMENT.

         On October 19, 2000, in connection with a Section 4(2) exempt offering, Trinity USA issued a $500,000 convertible promissory note. The note matures on October 19, 2001 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of the company provided that this registration statement has been effective for ninety (90) consecutive days and the company's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. On the date of conversion, Trinity USA shall also issue to the holder a warrant to purchase the number of shares of Trinity USA's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of Trinity USA, in cash or in accordance with the aforementioned conversion terms of the note.

         The covenants of the note prevent Trinity USA from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. The note agreement contains a representation that Trinity USA has no indebtedness for borrowed money, as the only non-trade debts that Trinity USA had prior to this note were the convertible notes payable and related accrued interest, which were since converted to equity.

         The covenants of the note also require Trinity USA to use its reasonable best efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission (SEC) within 90 days of the issuance of the note and to respond to the SEC's review comments within 5 business days. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Trinity USA also granted piggyback registration rights with respect to the warrant shares. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Therefore, the total liquidated damages that may need to be paid if this registration statement is not declared effective within 120 days of the issuance of the note is 4% of the purchase price of the note for each 30-day period until the statement is effective.

                                     EXPERTS

         The financial statements of Trinity USA as of December 31, 1999 and for the period from inception (September 28, 1998) to December 31, 1999 included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

         Article X of our Certificate of Incorporation provides, among other things, that our officers shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the directors duty of loyalty to us or our security holders;

     o for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

     o liability for unlawful payments of dividends or unlawful purchase or redemption by us; or

     o for any transaction from which the director derived any improper personal benefit.

         Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

         Article VI, Section 1 of our By-laws also provides that we will indemnify executive officers and directors for all expenses and liabilities incurred by the executive officers and directors in connection with any criminal or civil action brought or threatened against the executive officers and directors by reason of such person being or having been an officer or director or employee, or having served any other corporation or other enterprise in any capacity.

         Article VI, Section 6 of our By-laws provides that any indemnification of expenses granted to any person will survive the amendment, alteration or repeal of the provision in the By-laws. Accordingly, any person entitled to indemnification under Section 6 will retain the protection even if the indemnification provision of the By-laws has been amended, altered or repealed to no longer provide the protection.

         Since the members of the Churdboonchart family are officers and directors of Trinity USA, they will have the benefits of the indemnification provisions set forth in the By-laws of Trinity USA in their capacity as officers and directors of affiliated business entities.

INDEMNIFICATION AGREEMENTS.

         We will enter into indemnification agreements with each of our executive officers and directors. We will agree to indemnify each executive officer and director for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by the executive officers and directors in connection with any criminal or civil action brought or threatened against the executive officers and directors by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, the executive officers and directors must have acted in good faith and in a manner such person believed to be in our best interest. With respect to criminal actions, the executive officers and directors must have had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that the indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         Trinity Medical Group USA, Inc. was incorporated in the State of Delaware on September 28, 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. Following an Agreement for the Exchange of Common Stock between Trinity USA and August Project III Corp., a Florida corporation, on December 31, 1999, August Project issued to Trinity USA's shareholders 5,226,000 shares of its Common Stock in exchange for 100% of the outstanding shares of Trinity USA. In addition, shareholders of August Project sold 4,867,000 shares to the shareholders of Trinity USA in exchange for $175,000. Following the merger, the shareholders of the predecessor company owned a total of 10,093,000 out of a total of 10,226,000 outstanding shares of August Project. August Project was the surviving corporation after the merger. Prior to the merger, August Project had been approved for listing on the National Quotation Service Pink Sheets with the following trading symbol: AUUK. On January 5, 2000, August Project changed its name to Trinity Medical Group USA, Inc.

         Trinity USA desired to become a publicly-held company. In October of 1999, the Chief Executive Officer of Trinity USA commissioned a search for a publicly-held company that had been in existence for at least two years and had an established list of shareholders. The preferred company would have substantially no operating history, liabilities, and assets. After review of nearly a dozen target companies, August Project III Corp. was identified in early December 1999. By purchasing or merging with August Project III, Trinity USA believed that it would have greater and faster access to capital to initiate its business and execute its business plan. The acquisition price of $175,000 was agreed to based on an estimated discount of the legal and accounting costs to do an initial public offering and through comparison of similar companies offered for sale at the time. No fairness opinion for the transaction was sought. The negotiations were conducted on an "arms-length" basis in that neither party had any relations before or after the transaction. We acquired no assets or liabilities as a result of the transaction.

         August Project III Corp. was formed on July 10, 1997. Although August Project III Corp. was formed and incorporated as a Florida corporation on July 10, 1997, they had no capital transactions or operating activities of any significance between July 10, 1997 and December 31, 1999, the date of our merger with August Project III Corp.


                             DESCRIPTION OF BUSINESS

OUR LICENSED TECHNOLOGY.

         Trinity Medical Group USA, Inc. was incorporated in the State of Delaware on September 28, 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. In December 1999, as the result of a reorganization, we became a Florida corporation. Trinity USA is an affiliate of Trinity Medical Group, Ltd., a Thailand company. We are a late development stage company with rights to market an HIV-Immunogen also known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus (HIV). REMUNE is an immune-based therapy consisting of whole inactivated HIV-1 virus depleted of its gp120 coat protein based on Dr. Jonas Salk's vaccine technology.

CURRENT AND HISTORICAL INFORMATION REGARDING OUR LICENSED TECHNOLOGY AND OUR LICENSOR.

         Trinity Medical Group, Ltd. was formed in 1995 after the principals of Trinity Medical Group, Ltd. entered into a license and collaboration agreement dated September 15, 1995 with The Immune Response Corporation (NASDAQ: IMNR) to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines, Singapore, Sri Lanka, Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation, for a period of 15 years commencing on the date of the first commercial sale of REMUNE in each licensed country. Trinity Medical Group, Ltd. also entered into a stock purchase agreement on September 15, 1995 with The Immune Response Corporation and purchased 333,334 shares of common stock of The Immune Response Corporation at $15 per share on April 30, 1996. Under the stock purchase agreement, Trinity Medical Group, Ltd.

was also obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required marketing approval from the governing health authority of Thailand for the drug therapy REMUNE. Trinity Medical Group, Ltd. was further obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE. These stock purchase obligations of Trinity Medical Group, Ltd. became the obligations of Trinity USA as a result of the collaboration and supply agreement and the assignment agreement between Trinity USA and Trinity Medical Group, Ltd.

         The license and collaboration agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation, entered into in 1995, provided for possible termination of the license and collaboration agreement if the marketing approval for REMUNE in Thailand was not granted before December 31, 2000. On September 29, 2000, The Immune Response Corporation and the Company amended the License and Collaboration Agreement to set the earliest possible termination date to August 2001. In addition, the license and collaboration agreement provides for termination by The Immune Response Corporation or Trinity USA if Trinity USA fails to purchase The Immune Response Corporation's common stock as required by the stock purchase agreement within 30 days of the event requiring purchase of the common stock. The license granted to Trinity USA for the entire territory shall revert to The Immune Response Corporation if Trinity USA delays or suspends development of REMUNE in Thailand for more than 18 months or the license will revert to The Immune Response Corporation for a specific country if at any time Trinity USA elects not to develop or commercialize REMUNE in that country.

         The license and collaboration agreement fixes the price that The Immune Response Corporation will charge Trinity USA for REMUNE for a period of three years after the date of the first commercial sale of REMUNE in Thailand, but provides for renegotiation of mutually acceptable pricing if The Immune Response Corporation's manufacturing cost materially increases during that time. Trinity USA also has three years from the date of the first commercial sale of REMUNE in Thailand to exercise its option to obtain an exclusive license to manufacture REMUNE in Thailand solely for the sale, distribution and use in Trinity USA's licensed territory.

         REMUNE is produced by The Immune Response Corporation at its facility located in King of Prussia, Pennsylvania and also in small quantities at its Carlsbad California pilot plant. The product requires a final production step of nuclear irradiation which is conducted by a third party at another location. Currently, Trinity USA is unfamiliar with the source of each component used to make REMUNE. The King of Prussia facility requires certification by the U.S. FDA for compliance to Good Manufacturing Practice standards.

         The Immune Response Corporation had a net loss of $11,313,000 for the nine months ended September 30, 2000 and has an accumulated deficit of $197,843,000 as of September 30, 2000. The Immune Response Corporation also has working capital of $31,841,000, total assets of $49,944,000 and total liabilities of $6,059,000 as of September 30, 2000. These factors should be considered in making an investment in us, as The Immune Response Corporation is the sole supplier of REMUNE and, as discussed in the "Risk Factors" section of this prospectus, we will be adversely affected if for any reason the manufacturing facility experiences down time or The Immune Response Corporation does not fulfill its contractual obligations to provide us with REMUNE or at amounts sufficient to sustain profitable operations. Since the facility has no history of volume production, we cannot predict with absolute certainty that a consistent supply volume can be expected.

         Trinity USA, Trinity Assets Company Limited, and Trinity Medical Group, Ltd. do not possess any relevant patents or trademarks relating to REMUNE in the ten countries that we have rights to sell REMUNE, except for a non-exclusive right to use The Immune Response Corporation's trademark REMUNE(TM) solely for the purpose of marketing and selling REMUNE in our licensed territory. All patents and trademarks are owned by The Immune Response Corporation and we are not certain as to the number and status of patents relating to REMUNE in all ten countries. Trinity USA owns the rights to REMUNE in these ten countries through our license and collaboration agreement with The Immune Response Corporation, dated September 15, 1995. Trinity Assets Company Limited has an exclusive right to market, sell and distribute REMUNE in Thailand only under a sublicense and supply agreement dated August 4, 2000. As of November 10, 2000, Trinity Medical Group, Ltd. no longer has REMUNE rights anywhere.

         Trinity USA has an obligation to purchase up to an additional 666,666 shares of common stock of The Immune Response Corporation. Trinity USA must purchase 333,333 shares within 30 days of receiving approval to commercialize REMUNE in Thailand and an additional 333,333 shares within 30 days of receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture REMUNE. Our ownership percentage of The Immune Response Corporation's outstanding common stock after the purchase of these shares would be 2.2%, assuming the total issued and outstanding common stock of The Immune Response Corporation as of September 30, 2000. The total cash requirement for this purchase of stock is $10 million. Trinity USA believes, however, that the purchase of The Immune Response Corporations' common stock at $15 per share, which is significantly above the current market price of their common stock, is much more than simply an investment in The Immune Response Corporation. We believe the greater value of the payments is related to the permanent fulfillment of our REMUNE license and access to REMUNE technology from The Immune Response Corporation. The common stock of The Immune Response Corporation held by Trinity USA after the required stock purchases would not be relied upon for income from potential appreciation or dividends. The shares of The Immune Response Corporation received in addition to our acquired license for REMUNE is viewed as an additional asset which we may or may not retain. Under present market conditions, where the price of The Immune Response Corporation's common stock is significantly below $15 a share, the payments to The Immune Response Corporation for the stock purchase would be accounted for primarily as an intangible asset (license technology). Since the signing of the stock purchase agreement over 5 years ago, The Immune Response Corporation's share price has closed above $15 on several occasions, and it is plausible that considerable shareholder interest in The Immune Response Corporation would result from Trinity USA's success in gaining approval for REMUNE in Thailand and the ultimate payment of the $10 million.

STATUS OF REMUNE'S DEVELOPMENT AND REGULATORY APPROVAL.

         REMUNE product development has been completed by The Immune Response Corporation with the remaining issues being certification of The Immune Response Corporation's manufacturing facility by the U.S. FDA and the need to obtain a
U.S. Customs export license. It is expected that certification of the manufacturing facility and export license can be provided to the Thailand FDA by March 31, 2001, which we believe will result in subsequent commercial approval of REMUNE in Thailand. Such approval would allow us to begin selling REMUNE in Thailand through Trinity Assets Company Limited and potentially other distributors.

         In November 2000, the Thailand government approved the use of REMUNE for up to 10,000 people in a program known as M903. The M903 program will result in more precise recommendations for treatment of individuals depending on their clinical test results. M903 is not required by the Thai FDA for full marketing approval.

         Independent of M903 is the application to the Thailand FDA for the full commercial approval of REMUNE, which is being compiled by Trinity Assets Company Limited and its consultant and is expected to be submitted in January 2001. The required scientific data confirming REMUNE's effectiveness for the full approval has already been collected. We will need approval from the Thailand Customs Department for importation, but do not expect any delays or significant cost since clinical samples have cleared customs in the past. It is possible that Customs may post a duty on the product, but this is unlikely since it is not a luxury item nor can it be made in Thailand at this time. If Customs were to impose a duty, it could reduce our market potential.

          Trinity USA expects to reimburse Trinity Assets Company Limited for services and consultants used to complete the application process; these charges are expected to be approximately $500,000 and are expected to be incurred in the fourth quarter of 2000. Until full approval is received in Thailand and product sales begin or we gain sufficient capital from sale of our common stock, we will not have sufficient capital to expand our efforts in other licensed countries. We believe that the M903 program could result in revenues through research grants which we are currently seeking in Thailand. In addition, there are charitable foundations and government programs outside of Thailand to fight HIV and AIDS and we will apply to these agencies for support. Only after approval of REMUNE in Thailand occurs and revenue from sales are realized, would we undertake the approval process in the other countries. At this time we have not applied for use in any country other than Thailand.

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

EFFECT OF CURRENT AND FUTURE GOVERNMENTAL REGULATIONS.

         The market for REMUNE is profoundly affected by current and future governmental regulations. A variety of agencies may interfere with the course of our business at any time. The safety and efficacy of the product could be scrutinized by agencies and independent researchers. The greatest threat would occur if unforeseen adverse side effects appear and patients either become even more ill or die. To reduce that possibility, we will undertake significant care in product handling and storage. Our first technical department will be a Quality Assurance team that will be charged with product stewardship. In order to anticipate and comply more rapidly to government regulations, we will create a Regulatory Affairs Department, composed of either full-time or consulting professionals that would follow all of the regulatory agencies in all countries involved. To meet these regulatory and product quality assurance requirements, it is projected that a staff of three full-time employees plus consultants would require a budget of between $500,000 and $1 million per year.

         Trinity USA will incur minor costs for compliance with environmental regulations. The costs will be for record keeping and creation of material descriptions and labeling required for transportation and export of REMUNE from the United States. Most of these documents are available from our supplier and one time conversion to our format will be needed. These requirements will likely equate to the cost of one part-time clerical person and the related purchase of minimal office equipment.

COMPETITIVE BUSINESS ENVIRONMENT.

          We are not aware of another immune based therapy against HIV that is in human clinical trials. If there are any, we believe it would take five to 10 years to develop, test, and gain approvals. There are antiviral treatments for HIV which are widely used in the Western world and are known as Highly Active Anti-retroviral Therapy (HAART). HAART products include AZT, ddi, Viracept, and Sustiva. HAART is openly available in Thailand but used by less than 1% of the infected population. The reason HAART is not widely used is due to the high cost of these drugs. The normal price for HAART treatment is between $10,000 and $20,000 per year per person. The average income of Thai's infected with HIV is around $2,000 per year. Patients who use HAART are often maligned with side effects, may not be able to work while treated and may have to remain hospitalized. We believe REMUNE will be competitive due to a significantly lower annual treatment price of less than $2,000 per year per person and it being a simple quarterly injection which has no adverse side effects. Programs of the Thai government and private charities make HAART available to a small number of the approximately 1 million infected in Thailand. For example, Glaxo sells AZT at a 90% discount in Thailand so that treatment is available for about $1 a day. However, AZT can be used alone for only a few months (due to viral mutation) and the only practical use is for pregnant mothers so that their newborns are not infected. Other HAART drugs are expensive to produce and demand in western countries at list prices already exceeds supply. In the future if the price of HAART does comes down to the level of REMUNE, we believe they would be used when needed in conjunction with REMUNE and not as a competitive treatment.

         Other possible competitors include VaxGen Company, who is testing AidsVax in Thailand as a preventative vaccine. If VaxGen is successful with AidsVax, the number of infected individuals may decrease and lower our market potential. VaxGen believes they are three to 5 years from first use of AidsVax if current studies prove successful. Over the next three years, the number of HIV infected will likely continue to grow and be above 2 million. Alternative treatments such as holistic and traditional herbal products are widely used for currently infected people in Southeast Asia because nothing else is available at affordable amounts to most of the infected population in this region of the world. Our business plan does not require that we reach a majority of those infected with HIV in order to be successful. Over the next three years, we believe we will have enough product to treat only 10% of the total infected in Thailand. Thus, we do feel competitive pressure, even if present, will not significantly alter our business plan.

CONTRACTS AND AGREEMENTS WITH AFFILIATED COMPANIES.

         Trinity USA entered into a collaboration and supply agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Under the terms of the collaboration and supply agreement, Trinity USA will pay Trinity Medical Group, Ltd. for research personnel at contractual rates, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. Since inception through October 31, 2000, Trinity Medical Group, Ltd. has billed Trinity USA approximately $1,078,000 for costs incurred related to the research and development of the drug REMUNE. Since inception through October 31, 2000, Trinity USA has paid Trinity Medical Group, Ltd. approximately $669,000 for amounts previously billed. Trinity USA anticipates that Trinity Medical Group, Ltd. or Trinity Assets Company Limited will incur approximately $400,000 of additional research and development costs during the fourth quarter of 2000 related to the drug REMUNE. Trinity USA will pay either of these companies for the costs incurred as required by the applicable collaboration and supply agreement or sublicense and supply agreement. Trinity USA has policies and procedures in place to ensure that amounts charged to it by either of these companies are in accordance with contractual terms and for the purposes allowable in the respective agreements.

         The collaboration and supply agreement also provided that Trinity USA make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of shares of common stock not to exceed 1 million shares. The requirement for Trinity USA not to exceed 1 million shares in its attempt to capitalize itself was subsequently waived. Trinity USA agreed to prepare and complete all necessary documentation required for registration of Trinity USA with the Securities and Exchange Commission as a reporting company, which it has done by filing a Form 10-SB on May 12, 2000. In exchange for Trinity USA being capitalized and a reporting company, Trinity Medical Group, Ltd. agreed to transfer its license and collaboration agreement and stock purchase agreement between it and The Immune Response Corporation, dated September 15, 1995, to Trinity USA no later than the first sale of the product after full regulatory approval in Thailand has been granted.

         Trinity USA and Trinity Medical Group, Ltd. entered into an assignment agreement on August 3, 2000, whereby all of Trinity Medical Group Ltd.'s rights, title, and interests in the license and collaboration agreement and stock purchase agreement were assigned to Trinity USA. There was no accounting recognition by Trinity USA as a result of the transfer of the license and collaboration agreement and the related stock purchase agreement.

         Trinity USA intends to capitalize future payments required under the stock purchase agreement to an intangible asset (license technology) and to marketable securities, as appropriate. The Immune Response Corporation consented to the assignment of the rights, title, and interests in the license and collaboration agreement and stock purchase agreement by Trinity Medical Group Ltd. to Trinity USA on August 3, 2000. On November 10, 2000, Trinity USA and Trinity Medical Group, Ltd. terminated the collaboration and supply agreement, dated December 1, 1999. As discussed below, Trinity Assets Company Limited will prospectively perform the research and development of REMUNE and will invoice Trinity USA in accordance with agreed upon terms.

         On August 4, 2000, we assigned through a sublicense and supply agreement the sales, distribution, manufacturing and marketing rights to REMUNE in Thailand to Trinity Assets Company Limited, an affiliate of Trinity USA and Trinity Medical Group, Ltd. The manufacturing rights assigned to Trinity Assets Company Limited are non-exclusive. Trinity Assets Company Limited is related through common ownership. The sublicense and supply agreement provides that Trinity USA will realize a minimum gross profit from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than Thailand will be shared equally. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, Trinity USA will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others. Because we expected it to be at least three years before Trinity Assets Company Limited will be able to manufacture REMUNE in Thailand and before Trinity USA obtains the necessary government approvals to begin selling REMUNE in licensed countries other than Thailand, specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time. It is expected that subsequent negotiation of these terms, likely to occur during the next year, will be conducted by Dr. James Namnath, Chief Executive Officer, and Gary E. Wilson, Executive Vice President - Finance representing Trinity USA and Inthanom John Churdboonchart and Orranart Victoria Churdboonchart representing Trinity Assets Company Limited. We have selected the above Trinity USA employees based upon their qualifications to represent Trinity USA in these instances and to minimize potential conflicts of interest that might arise between the parties as a result of the affiliated and family relationships.

         Trinity USA has also agreed to provide support to Trinity Assets Company Limited (in the form and substance satisfactory to both parties) for the warehousing, transportation, and production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the sublicense and supply agreement, Trinity USA will pay Trinity Assets Company Limited for research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted.

         Prior to full regulatory approval, Trinity USA is responsible for funding the clinical studies and requirements of the regulatory approval process for REMUNE in Thailand, which Trinity Assets Company Limited directs and executes in Thailand. As necessary during this time frame, Trinity Assets Company Limited is the entity that primarily interacts with The Immune Response Corporation to gather the paperwork requirements of the regulatory approval process and to exchange relevant scientific data. After REMUNE commercial approval occurs in Thailand, Trinity USA will interact with The Immune Response Corporation to establish demand forecasts for REMUNE purchasing, issue purchase orders for REMUNE, arrange for shipment of product, process payments for REMUNE, negotiate future changes to product pricing as may be necessary, and to negotiate terms of REMUNE manufacturing technology transfer. After commercial approval for REMUNE occurs in Thailand, Trinity USA will interact with Trinity Assets Company Limited to develop sales forecasts for REMUNE, process and track shipment of product, obtain payments for REMUNE, and jointly design and construct REMUNE handling and packaging facilities.

         Trinity Assets Company Limited was reorganized to specifically manage REMUNE development, perform the local regulatory requirements and future marketing, sales and distribution efforts in Thailand. Trinity USA management believes it can simplify its organization structure and deliver higher profitability by delegating these business and operational requirements to organizations that exist and have familiarity in that particular economic region, rather than attempting to manage the daily affairs and operations which are 14 time zones removed. Our use of Trinity Assets Company Limited as our current distributor in Thailand was also done to address Thai law which, in certain instances, requires entities who manufacture or distribute pharmaceuticals in Thailand to be majority Thai owned.

         Trinity USA is located within 50 miles of The Immune Response Corporation, the licensor and supplier of REMUNE. We believe that this will facilitate the efficiency and effectiveness of our operations and assist in forming a strong partnering relationship with our supplier. The direct purchases of REMUNE by us are also simplified in that there will be no currency translation and expected financing for these purchases will occur within U.S. financial institutions. The sublicense and supply agreement between Trinity USA and Trinity Assets Company Limited directs the majority of profits from REMUNE sales to Trinity USA. Trinity Assets Company plans to derive most of its revenue from ancillary services and products necessary for the treatment of infected patients in its licensed country of Thailand.

CLINICAL TRIALS OF REMUNE AND OTHER REMUNE PROGRAMS.

         In 1999, Dr. Vina Churdboonchart, principal investigator at Mahidol University, with the collaboration of researchers from five leading Thai universities, completed a Phase II double blind placebo controlled clinical trial of REMUNE in Thailand, the results of which were submitted to the Thailand National Committee on AIDS for review in March, 2000. In the clinical trial above, REMUNE was found to increase mean CD4+ cell counts, with increases in both cellular and humoral immune responses and stable viral load. A follow up study through eighty-eight (88) weeks showed a significant decrease of viral load in 30% of the subjects.

         On December 24, 1999, Mahidol University in Thailand applied for expanded testing of REMUNE with the Ministry of Public Health in Thailand. The extended program (designated M903) will be coordinated by Mahidol University with Dr. Vina Churdboonchart, principal investigator, in Bangkok, Thailand and will confirm the effectiveness of REMUNE and study the long term effects of REMUNE on up to 10,000 HIV infected individuals. This extended program of REMUNE is not connected to the request for full commercial approval to be presented to the Thai Food and Drug Administration. The M903 program was approved for the purpose of clearly identifying the regimen of treatment for infected individuals. The HIV infected population has varying degrees of virus present and state of their immune system. The patients' chances of successful treatment appear to depend upon the number of REMUNE doses and could be assisted further with other supportive treatments, including brief treatment with HAART. The open ended program has the potential to gather the most extensive body of data available on the effect of REMUNE used as the only anti-viral therapy and used in combination with other drugs. The ultimate goal of the program is to identify the most beneficial and cost-effective regimen of REMUNE as a treatment for HIV. M903 would be used by us as a means to accelerate successful treatment when full commercialization occurs.

         The results of the Phase II controlled trial were presented at the XIII International AIDS Conference in Durban, South Africa by Dr. Vina Churdboonchart, as the principal investigator at Mahidol University with the collaboration of researchers from five leading Thai universities. The results of the Phase II clinical trials in Thailand and other clinical trials using REMUNE as a treatment for slowing HIV-related disease progression are encouraging. The global burden of disease and death related to HIV is increasing at a rate unmatched by any other pathogen. At present, the most effective treatment for slowing HIV-related disease progression, antiretroviral medication requiring a daily multi-pill regime, is complicated to administer, requires close medical monitoring, is extremely costly, and can cause significant adverse effects. The study conditions of the clinical trials in Thailand allowed REMUNE to be assessed as a "mono-therapy", that is, without any other anti-viral drugs. REMUNE requires a minimum of a once a quarter (or more if needed) injection. As a result, REMUNE is both more economical and practical for populations similar to those in Thailand. As released by the Ministry of Public Health of Thailand, the official number of HIV infected people in Thailand is 1 million people. The estimate for Southeast Asia is approximately 9 million HIV-1 infected people. REMUNE is potentially a very cost effective therapy for the treatment of HIV among Thailand's poorest people.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

                                PLAN OF OPERATION

GENERAL OVERVIEW.

         We have minimal operations, nominal assets and no revenues from operations. We have only approximately one year of business history. Our estimates indicate that we will not generate internal cash flows until at least the first quarter of 2001. Because we will not generate internal cash flows until at least the first quarter of 2001, we may be required to raise additional funds prior to the end of the first quarter of 2001. As we do not have any external sources of funding, our inability to successfully implement our business strategy and to raise additional financing by the end of the first quarter of 2001 may compromise our ability to achieve our projected revenues. Our expected source of internal cash flow during the first quarter of 2001 is from grant income related to the M903 program; specifically, that these funds will come from a Thai based AIDS research foundation to which our affiliates have applied for funding.

         Our goal is to develop our initial product, REMUNE, so that it may be sold throughout our licensed territory. We intend to support the regulatory approvals and then distribute the product first in Thailand. We later intend to engage in sub-license and supply agreements with parties in our licensed territory countries who will carry out local regulatory requirements, distribution and product support for REMUNE. In Thailand, we have sub-licensed our rights to REMUNE to Trinity Assets Company Limited.

DISTRIBUTION AND REVENUE GOALS.

         The Trinity USA business plan includes the establishment of revenue over the first three years primarily from sale of REMUNE. Other possible sources of revenue or income in the first three years include license fees for the development of REMUNE in one of the other countries in Trinity USA's territory and research grants from public and private sources. Trinity USA would focus its workforce on developing expertise in REMUNE, international trade logistics and tax management, foreign currency and cash management, effective product demand forecasting, and ensuring product integrity. In the first year that we receive commercial approval for REMUNE, we would establish an engineering team to oversee the development of a handling, storage, and manufacturing plant in

Thailand. After establishing reliable and steady revenue from REMUNE in Thailand, Trinity USA plans to create its own research and development capability in the United States and elsewhere to develop new and improved products. Trinity USA plans to acquire related technology as discovered by an internal business unit dedicated to that goal or through strategic acquisitions. For the first three to five years, Trinity USA plans to derive almost all of its revenue from sale of REMUNE to distributors in our licensed countries.

         Trinity USA does not plan to directly sell REMUNE to patients, doctors, clinics, or hospitals. Trinity USA would fund further studies of REMUNE to expand its market potential with formula improvements and more use patterns; for example, we believe REMUNE should be studied as a preventative vaccine for HIV. In the five to fifteen year time frame, Trinity USA hopes to have developed or acquired products for markets around the world.

         We plan to demonstrate shareholder value by maintaining a significant gross profit margin while minimizing our selling, general and administrative expenses. Without a large burden for past research and development, the outsourcing of our sales function to distributors in our licensed territories, and a business plan mindful of expense management and operating cash flow, we believe it is possible to have selling general and administrative costs of less than $3 million per year in the first three years while gross profit potential could rise to $35 million or higher. We base our third year gross profit projection on a minimum gross profit of $75 per dose of REMUNE sold, as provided by our existing agreement with Trinity Assets Company Limited, and a sales volume of 500,000 REMUNE injections sold; that number of injections represents about 125,000 patients - the estimated total number of people infected with HIV in Thailand alone is between 1 and 2 million.

         We believe distribution of REMUNE would be to only Thailand for approximately three years, or until approval is received in each governing body of our nine other licensed countries. Trinity USA plans to distribute the REMUNE to Trinity Assets Company Limited which would sell direct to patients and to other drug distributors. Trinity USA will forecast demand and receive orders for REMUNE and arrange for the shipment of product by air from the manufacturer in the United States.

         Initially, the product would be made by The Immune Response Corporation in its King of Prussia plant. The product may be shipped in bulk and is very compact; one liter of product can produce 1,000 doses. If we are able to sell 50,000 doses per month, the shipping volume would be 50 liters, or about 13 gallons. When product arrives in Thailand, it will be kept at a Trinity USA or Trinity Assets Company Limited owned or leased facility with high security, controlled climate warehouse, and independent power supply. The cost of shipping, including special refrigeration and security, would be minimal and product would be in transit less than 24 hours. The sale of REMUNE to other countries will occur after a willing party(s) is found that will pay for licensing rights and guide the local regulatory approvals needed for commercialization. Other countries would be supplied out of the Thailand warehouse. Packaging and labeling will eventually occur in Thailand. Trinity Assets Company Limited is responsible for local distribution and has to our knowledge, obtained agreement from all five of the study centers used in clinical trials to remain as access points for the product. More treatment centers will be added as needed.

         In addition, Trinity USA plans to distribute REMUNE throughout our licensed countries in Southeast Asia using normal channels of distribution for pharmaceuticals, probably with distributors that have experience with syringe delivery products. There are a number of pharmaceutical distributors in each of these countries and it is normal for drug manufacturers to rely upon them instead of trying to do direct sales. In Thailand there will be a multiple distribution system - through Trinity Assets Company Limited, existing pharmaceutical distributors, and possibly through the Thailand government. As discussed above, Trinity Assets Company Limited has established a delivery network of clinics and hospitals that were involved in previous and current clinical trials and can administer REMUNE presently. The Trinity Assets Company Limited distribution network today has five government and University hospitals and will add more as a result of the M903 program. Trinity Assets Company Limited expects to have at least 10 treatment centers identified in the next six months. Each center is expected to handle a minimum of 100 patients per day, which would total 365,000 injections per year. By the third year of operations, the Thailand distributors are projected to be able to administer one million injections per year. We believe one million injections per year is the maximum number of doses available for the first three years. One million injections will treat about 250,000 patients or 12 - 25% of the total reportedly infected in Thailand.

CAPITAL REQUIREMENTS, CASH FLOW AND OTHER OPERATING CONSIDERATIONS.

         Trinity USA requires substantial capital to pursue its operating strategy and currently has limited cash for operations. Until we can obtain revenues sufficient to fund working capital needs, Trinity USA will be dependent upon external sources of financing. To date, we have no internal sources of liquidity and do not expect to generate any internal cash flow until the first quarter of 2001. For the ten months ended October 31, 2000, we have used approximately $809,000 of cash in our operations. This cash was provided by financing activities which included the sale or subscription of convertible notes payable, common stock units and a convertible promissory note. The cash used in operations related primarily to officer salaries and director expenses and to pay our affiliates for expenses incurred related to the research and development of our product, REMUNE. We also expect to incur approximately $500,000 in expense related to the research and development of our product, REMUNE, during the fourth quarter of 2000.

         Our current monthly operating overhead is approximately $75,000 which amount will increase if and as we expand our operations. This estimate excludes our average monthly research and development expenses to date of approximately $125,000. Approximately $55,000 of the total $75,000 monthly operating overhead relates to officer salaries and director expenses. When we hire the seven additional employees mentioned in more detail below, we expect it will add approximately $45,000 per month to our operating overhead. Currently, we rely upon our current stockholders to lend money and fund our monthly operating overhead, as we have limited working capital.

         We do not have any other commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. We require substantial working capital to fund our business. We currently anticipate that the net proceeds from our sale of our shares of common stock covered by this prospectus, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. However, we may need to raise additional funds prior to the expiration of this period. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds.

         During the next 12 months, Trinity USA expects to pay $10 million to The Immune Response Corporation for milestone payments when REMUNE is approved in Thailand and upon receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture REMUNE. The amount that Trinity USA expects to reimburse Trinity Asset Company Limited or Trinity Medical Group, Ltd. for clinical studies and the regulatory
requirements   during  2000  could  be  between   $1-$1.5   million,   of  which
approximately $669,000 has been paid through October 31, 2000. Trinity USA expects to underwrite additional clinical studies in 2001 to determine if REMUNE is a preventative vaccine against HIV and that may cost up to $3 million. Trinity USA may also incur significant expenses, from $0.5 to $1 million in the application of regulatory approvals in other countries. Upon sufficient capitalization, we also intend to directly purchase, or lend capital to Trinity Assets Company Limited so they may purchase, plant, equipment and secure land leases in 2001 for a handling and storage facility in Thailand. The facility will be located close to the Bangkok International Airport and will receive REMUNE shipment in bulk. The facility will be built to U.S. FDA Good Manufacturing Practice standards and provide for climate controlled and secure warehousing. The estimated cost of the facility is $12 million and will require six months to one year to construct. The capital for this project would be provided by product revenue and the sale of shares of capital stock, issuance of debt or financing by a banking institution.

         We intend to increase our employment base in the first quarter of 2001. We intend to add clinical study supervisors, engineering consultants, accounting staff, and additional directors during the first quarter of 2001. From our present level of 3 full-time employees, we estimate having about 10 employees and/or contract consultants by the end of the first quarter of 2001. We expect that of the seven additional employees or consultants, 3 will be part-time employees (accounting, logistics, and sales) and 4 will be full-time employees or contract consultants (Engineering, Public Relations, Regulatory Affairs, and Research and Development).

                             DESCRIPTION OF PROPERTY

         We own no real property. We currently lease executive and administrative offices at 3753 Howard Hughes Parkway, Las Vegas, NV 89109 until December 31, 2000. Trinity USA does not intend to renew this lease. We currently lease those facilities from Vantas Corp. We also lease executive and administrative offices at 30021 Tomas, Suite 300, Rancho Santa Margarita, CA 92688. We will lease those facilities from American Office Centers, L.L.C. for a period of one year. The size of this property is approximately 500 square feet and consists of two adjoining executive offices. This facility will serve as Trinity USA's accounting and administrative offices. The monthly rent expense for this facility is approximately $2,100. We believe that this space will be sufficient for our business purpose for the next twelve months because our research and development and distribution activities will be primarily performed by our affiliate, Trinity Assets Company Limited, during that time. In the opinion of management, all of our properties and equipment are adequately covered by insurance.

         Upon sufficient capitalization, we intend to directly purchase, or lend capital to Trinity Assets Company Limited so they may purchase, plant, equipment and secure land leases in 2001 for a handling and storage facility in Thailand. The facility will be located close to the Bangkok International Airport and will receive REMUNE shipment in bulk. The facility will be built to U.S. FDA Good Manufacturing Practice standards and provide for climate controlled and secure warehousing. The estimated cost of the facility is $12 million and will require six months to one year to construct. We also estimate that the cost of securing an associated land lease in Thailand is $3 million.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Churdboonchart Trinity Trust owns approximately 69% of Trinity USA's common stock. The beneficiaries of The Churdboonchart Trinity Trust are also the majority owners of Trinity Medical Group, Ltd. and Trinity Assets Company Limited.

         The beneficiaries of The Churdboonchart Trinity Trust and the owners of Trinity Medical Group, Ltd. and Trinity Assets Company Limited are as follows:

------------------------------- ----------------------- ------------------ -------------------- ----------------------

                                                           Beneficiary
                                                          Percentage in         Ownership
                                                               The            Percentage in     Ownership Percentage
                                  Position/Tile with     Churdboonchart      Trinity Medical      in Trinity Assets
   Named Beneficiary/Owner           Trinity USA          Trinity Trust        Group, Ltd.         Company Limited
------------------------------- ----------------------- ------------------ -------------------- ----------------------
------------------------------- ----------------------- ------------------ -------------------- ----------------------
Dr. Vina Churdboonchart         Director & President           25%                 25%                   0%
------------------------------- ----------------------- ------------------ -------------------- ----------------------
------------------------------- ----------------------- ------------------ -------------------- ----------------------
Arun Churdboonchart             Director                       25%                 25%                   0%
------------------------------- ----------------------- ------------------ -------------------- ----------------------
------------------------------- ----------------------- ------------------ -------------------- ----------------------
Inthanom Churdboonchart         Director                       25%                 25%                   49%
------------------------------- ----------------------- ------------------ -------------------- ----------------------
------------------------------- ----------------------- ------------------ -------------------- ----------------------
Orranart Churdboonchart         Director                       25%                 25%                   49%
------------------------------- ----------------------- ------------------ -------------------- ----------------------

------------------------------- ----------------------- ------------------ -------------------- ----------------------

         Since inception through October 31, 2000, Trinity Medical Group, Ltd. has billed Trinity USA approximately $1,078,000 for costs incurred related to the research and development of the drug REMUNE. Since inception through October 31, 2000, Trinity USA has paid Trinity Medical Group, Ltd. approximately $669,000 for amounts previously billed. Trinity USA anticipates that Trinity Medical Group, Ltd. or Trinity Assets Company Limited will incur approximately $400,000 of additional research and development costs during the fourth quarter of 2000 related to the drug REMUNE.

         On August 4, 2000 Trinity USA entered into a sublicense and supply agreement with Trinity Assets Company Limited, which assigned the sales, distribution, potential manufacturing and marketing rights of

REMUNE in Thailand to Trinity Assets Company Limited.  Please see the section of
this  prospectus  entitled   "Description  of  Business"  where  the  terms  and
conditions of this agreement are more fully presented.

         Since inception through October 31, 2000, Trinity Assets Company Limited has not billed any amount to Trinity USA for services under the sublicense and supply agreement and no amount is due to Trinity Assets Company Limited as of that date. Since Trinity USA's inception through October 31, 2000, no amounts have been paid or loaned to Trinity Assets Company Limited.

         Trinity USA entered into a collaboration and supply agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Please see the section of this prospectus entitled "Description of Business" where the terms and conditions of this agreement are more fully presented.

         Trinity USA and Trinity Medical Group, Ltd. entered into an assignment agreement on August 3, 2000, whereby all of Trinity Medical Group, Ltd.'s rights, title, and interests in the license and collaboration agreement and obligations under the stock purchase agreement with The Immune Response Corporation were assigned to Trinity USA.

         On November 10, 2000, Trinity USA and Trinity Medical Group, Ltd. terminated the collaboration and supply agreement, dated December 1, 1999. As discussed in the section entitled, "Description of Business", Trinity Assets Company Limited will prospectively perform the research and development of REMUNE and will invoice Trinity USA in accordance with agreed upon contractual terms.

         Article XII of the Articles of Incorporation of Trinity USA state that no contract or transaction between Trinity USA and any person, firm or corporation will be affected by the fact that one of our officers or directors has a direct interest in the contract or the third party. As a result of this provision, Trinity USA's affiliates and members of the Churdboonchart family may enter into contracts or transactions with Trinity USA without being affected by the fact that members of the Churdboonchart family are officers or directors of Trinity USA. However, Trinity USA has implemented procedures for negotiation of terms between Trinity USA and its affiliates to avoid conflict of interest as described under the subheading entitled "Contracts and agreements with affiliated companies" under the section entitled "Description of Business."

         The promoters of Trinity USA were Black Hills Investment Corp., Eastern Frontier Trust, Baldwin Family Trust, Steve Devanney, Atlas Equity, Bob Rubin, Ron MacDonald, and Coleman Abbe. These promoters received 493,000 shares of Trinity USA's common stock in exchange for providing consulting services related to assisting Trinity USA in becoming a public company and providing advice regarding raising capital in the public markets. Trinity USA did not acquire any assets from the promoters. Please see the subheading entitled "Service Providers' Shares of Common Stock" under the section entitled "Selling Security Holders" for a listing of the shareholdings of the promoters.

         The promoters of August Project III Corp. were Eric Littman and Dennis Sturm who owned 3,867,000 and 1,000,000 shares of August Project III Corp., respectively, prior to the merger with Trinity USA. Eric Littman and Dennis Sturm retained a total of 100,000 shares of Trinity USA's common stock after the completion of the merger.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         The principal United States market in which our common stock is and has been traded is the Pink Sheet Service. Our common stock began trading in July 2000 under the symbol TMGU. Firms making a market in Trinity USA common stock include Knight Trading and Salomon Grey. We intend to apply for listing of our shares of common stock on the Over the Counter Bulletin Board when this registration statement becomes effective. Further, we intend to apply for listing on the NASDAQ Small Cap or National Market when we meet the necessary listing requirements.

         The range of high and low bid information for our common stock for each quarter from the date we became a reporting company and began trading through the Pink Sheet Service (July 12, 2000) through November 30, 2000 is as follows:

                                                                       High             Low
                                                                       ----             ---

         The third quarter ended September 30, 2000                    $8.00            $3.00

         From October 1, 2000 through November 30, 2000                $5.00            $2.00

         The source of the above information is www.smallcapcenter.com. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

         On November 30, 2000, there were approximately 50 holders of record of our common stock. This number does not include any adjustment for stockholders owning Trinity USA common stock in street name. The stock transfer records of the corporation indicate that, as of November 30, 2000, there were 10,384,500 common shares outstanding. We have never paid dividends, and we do not anticipate paying any dividends in the near future; instead, we intend to retain earnings, if any, to provide funds for general corporate purposes and the expansion of business. As well as being regulated at the federal level by the Securities Exchange Act of 1934, the sale and resale of our common stock is regulated at the state level through the Blue Sky laws.

         Our common stock is listed on Pink Sheet Service under the trading symbol TMGU, but the common stock still might not be salable by the resident of a state in which we have not met the applicable Blue Sky requirements. Various methods are available to brokers who want to fill buy or sell orders for a resident of such a state, but the willingness to do this depends heavily on the particular state or states involved and on the aggregate value of the transaction. It also depends on the brokers involved. The compliance departments of some brokerage firms routinely disallow trading in certain stocks -
especially "penny stocks" and others with inadequate levels of public disclosure, low or suspiciously volatile prices, or market makers of less than sterling reputation. There are federal regulations that can also influence a broker's willingness or ability to be involved in sales of certain low-priced stocks like Trinity USA's. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in these "penny stocks". Generally speaking, "penny stocks" are equity securities with a price of less than $5 per share, other than securities listed on certain national exchanges, or quoted on the National Association of Securities Dealers Automated Quotation system, provided that current price and volume information with respect to transactions in penny stocks is provided by such exchange or system. If our common stock meets the definition of a "penny stock", before executing a transaction not otherwise exempt, a broker-dealer must do the following:

o Deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.

o Provide the customer with bid and offer quotations for our common stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.

o Make a special, written determination that our common stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock if it is or becomes subject to the penny stock rules. If our common stock is or becomes subject to the penny stock rules, shareholders may find it more difficult to sell their the stock in their units because of the regulatory and paperwork burden a broker has to deal with. Considering that it is unlikely that a broker will make much money off penny stock transactions, a shareholder might find it hard to get a broker to execute trades of our common stock.

         The amount of common equity that is subject to outstanding options or warrants to purchase, or securities convertible into common equity of Trinity USA is as follows:

         Stock options                                       60,000

         Common stock purchase warrants                      399,350*

         Convertible notes payable  and related
             accrued interest and commissions                878,538

         Convertible promissory note                         225,000*

* Amounts include an estimate for the common stock purchase warrant (225,000 warrant shares) and common stock issuable upon conversion of the note (225,000 common shares) that is based upon a discounted, average historical share price prior to and subsequent to the note agreement date of October 19, 2000.

         The amount of common equity that could be sold pursuant to Rule 144 under the Securities Act or that Trinity USA has agreed to register under the Securities Act for sale by security holders is 1,755,038 shares of common stock. This amount excludes the estimated 399,350 estimated warrant shares and the 60,000 stock options. The total number of common shares outstanding as of
November 30, 2000 for which Rule 144 would not be available is 10,093,000 shares. Rule 144 is not available based upon the Securities and Exchange Commission's position regarding business combinations with blank check companies, such as Trinity USA's merger with August Project III Corp. on December 31, 1999. The 10,093,000 shares of common stock can only be resold through a registered offering, of which 493,000 of these shares are included in this registration statement. See the section of this prospectus entitled, "Selling Security Holders".

         The amount of common equity that is being or has been proposed to be publicly offered by Trinity USA is 2,000,000 shares of common stock.

                             EXECUTIVE COMPENSATION

                                                        ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                                        -------------------                     ----------------------
                                             Other        Restricted      Securities    LTIP          All Other
                                             Annual       Stock           Underlying    Options/SARs  Payouts     Compensation
                       Year     Salary($)    Bonus ($)    Compensation($) Award(s) ($)  (#)           ($)         ($)
Dr. James S. Namnath   1999     $45,000          $0             -              -             -            -            -
CEO

         Trinity USA has an employment agreement with Dr. James S. Namnath (shareholder, CEO and Director), whereby he will serve as Trinity USA's Chief Executive Officer. The agreement expires on December 31, 2000. The agreement specifies that Dr. Namnath's employment would be conducted under contract services with his present employer, NotesETC, Inc. until Trinity USA begins sale of REMUNE, its shares of common stock have been approved for trading in the equity markets or Trinity USA becomes a reporting company under U.S. securities laws. At that time, he would be directly employed by Trinity USA on a full time basis.

         Because Trinity USA has become a reporting company, Dr. Namnath has now become employed, as CEO, on a full time basis. In August of 2000, the terms of this employment agreement were modified to provide for a monthly salary amount of $25,000 as opposed to $35,000 per month.

         Trinity USA had no other employees who received compensation as of the end of its most recently completed fiscal year, December 31, 1999.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file  reports  relating  to  Trinity  USA  with the  Securities  and
Exchange Commission. You can read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, DC, New York, NY, and Chicago, IL. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

                              FINANCIAL STATEMENTS

FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AS OF DECEMBER 31, 1999 AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 28, 1998) TO DECEMBER 31, 1999.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS......................F-2

FINANCIAL STATEMENTS

                  BALANCE SHEET.........................................F-3

                  STATEMENT OF OPERATIONS...............................F-4

                  STATEMENT OF STOCKHOLDERS' DEFICIT....................F-5

                  STATEMENT OF CASH FLOWS...............................F-6

                  NOTES TO FINANCIAL STATEMENTS.........................F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Trinity Medical Group USA, Inc.

We have audited the accompanying balance sheet of Trinity Medical Group USA, Inc. (a company in the development stage) as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (September 28, 1998) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Medical Group USA, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the period from inception (September 28, 1998) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is not yet generating revenues and, as shown in the financial statements, has incurred losses in its development stage. Also, as discussed in Note D, the Company has incurred substantial obligations and will need to raise additional capital to complete its development activities. These factors, among others as discussed in Note D, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note D. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ GRANT THORNTON LLP

Irvine, California
February 11, 2000

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                                  BALANCE SHEET

                                December 31, 1999

                                     ASSETS

Current Assets
     Cash and cash equivalents                                                             $            171,485
     Subscription receivable from founding shareholders                                                   9,600
     Income tax refund receivable                                                                        18,951
                                                                                           --------------------
                  Total assets                                                             $            200,036
                                                                                           ====================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
     Accounts payable                                                                      $             10,343
     Accrued liabilities                                                                                 84,595
                                                                                           --------------------
                  Total current liabilities                                                              94,938

Convertible notes payable                                                                               732,500

Commitments and Contingencies                                                                                _

Stockholders' deficit:
     Common Stock, $0.001 par value, 50,000,000 shares authorized,
         10,226,000 shares issued and outstanding                                                        10,226
     Additional paid-in capital                                                                         228,574
     Deficit accumulated during the development stage                                                  (866,202)

                                                                                           --------------------
                  Total stockholders' deficit                                                          (627,402)
                                                                                           --------------------
                  Total liabilities and stockholders' deficit                              $            200,036
                                                                                           ====================

         The accompanying notes are an integral part of this statement.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                             STATEMENT OF OPERATIONS

         Period From Inception (September 28, 1998) to December 31, 1999

Operating expenses:
     Research and development                                                              $           (294,000)
     General and administrative
         Acquisition costs                                                                             (404,200)
         Administrative costs                                                                           (71,990)
         Marketing costs                                                                                (78,250)
                                                                                           --------------------
                  Total operating expenses                                                             (848,440)
                                                                                           --------------------

Other income (expense):
     Interest income                                                                                      2,028
     Interest expense                                                                                   (11,345)
     Loss on sale of investments                                                                         (8,445)
                                                                                           --------------------
                                                                                                        (17,762)

                                                                                           --------------------

                  Net Loss                                                                 $           (866,202)
                                                                                           ====================

Basic and diluted loss per common share                                                    $              (0.08)
                                                                                           ====================

Basic and diluted weighted average common shares outstanding                                         10,226,000
                                                                                           ====================

         The accompanying notes are an integral part of this statement.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                       STATEMENT OF STOCKHOLDERS' DEFICIT

         Period From Inception (September 28, 1998) to December 31, 1999

                                                                                            Deficit
                                                                                           Accumulated
                                                                           Additional      During the
                                                 Common Stock               Paid-in        Development
                                            Shares          Amount          Capital           Stage           Total
                                        --------------- ---------------- --------------- ---------------- ---------------
Balance at inception                               --   $          --    $          --   $         --     $        --
Common stock issued to founding
  shareholders                              9,600,000           9,600               --             --           9,600
Common stock issued for services              493,000             493          228,707             --         229,200
Common stock issued to various
  shareholders in connection with
  August Project III merger                   133,000             133             (133)            --              --
Net Loss                                           --              --               --      (866,202)        (866,202)

                                        --------------- ---------------- --------------- ---------------- ---------------
Balance, December 31, 1999                 10,226,000   $      10,226    $     228,574   $  (866,202)     $  (627,402)
                                        =============== ================ =============== ================ ===============

         The accompanying notes are an integral part of this statement.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                             STATEMENT OF CASH FLOWS

         Period From Inception (September 28, 1998) to December 31, 1999

Cash flows from operating activities:
     Net loss                                                                               $       (866,202)

     Adjustments to reconcile net loss to net cash used in operating activities:
         Stock issued for services                                                                   229,200
         Loss on sale of investments                                                                   8,445
         Changes in assets and liabilities:
                  Income tax refund receivable                                                       (18,951)
                  Accounts payable                                                                    10,343
                  Accrued liabilities                                                                 84,595
                                                                                           -----------------
                           Net cash used in operating activities                                    (552,570)
                                                                                           -----------------

Cash flows from investing activities:
     Purchases of investments                                                                        (69,330)
     Proceeds from sale of investments                                                                60,885
                                                                                           -----------------
                           Net cash used in investing activities                                      (8,445)
                                                                                           -----------------

Cash flows provided by financing activities:
     Issuance of convertible notes payable                                                           732,500
                                                                                           -----------------

Net increase in cash and cash equivalents                                                            171,485
Cash and cash equivalents - at inception                                                                  --
                                                                                           -----------------
Cash and cash equivalents - December 31, 1999                                              $         171,485
                                                                                           =================
Non-cash investing and financing activities:

     Issuance of common stock to founding shareholders in exchange for
         subscription receivable                                                           $           9,600
                                                                                           =================

          The accompanying notes are an integral part of this statement.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

The Company considers all money market funds and demand deposits with original maturities of ninety days or less to be cash equivalents.

Cash equivalents consist of money market folds whose fair value approximates cost and are readily redeemable.

Income Taxes

Deferred tax assets and liabilities arc recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Research and Development Costs

The Company incurred costs in the research and development of a drug therapy, REMUNE. These costs were incurred for Phase I and II clinical trials of REMUNE in Thailand. Such costs are charged to expense as incurred. See Note I.

Stock-Based Compensation

Stock-based compensation issued to non-employees is recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Fair Value of Financial Instruments

The Company is required to estimate the fair value of all financial instruments included on its balance sheet at December 31,1999. The Company's financial instruments at December 31,1999 consist of cash and cash equivalents, accounts payable, accrued liabilities and convertible notes payable. These financial instruments approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization, or, with respect to the convertible notes payable, based on current rates available to the Company.

Earnings per share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the conversion of notes payable and exercise of stock options and warrants, are included in the computation of diluted net loss per share to the extent such shares are dilutive.

The  Company  has  excluded  732,500   potentially   dilutive  shares  from  the
calculation  of  diluted  loss  per  common  share,   as  the  effect  would  be
antidilutive.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 1999
Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates and assumptions.

NOTE B - COMPANY BACKGROUND

Trinity Medical Group USA, Inc. (the "Company" or "TMGUSA") was incorporated in the State of Delaware in September 1998. TMGUSA reincorporated in Nevada in November of 1999. In December 1999, as the result of a reorganization (see Note
C), the Company became a Florida corporation. Although the Company was formed and incorporated as a Delaware Corporation on September 28, 1998, the Company had no capital transactions or operating activities of any significance between September 28,1998 and December 31,1998. Accordingly, separate financial statements as of December 31,1998 were not considered necessary.

TMGUSA is a development stage company with potential rights to market a drug treatment, "REMUNE", designed for people infected with the Human Immunodeficiency Virus (HIV) and afflicted with Acquired Immunodeficiency Syndrome (AIDS). The Company is an affiliate of Trinity Medical Group, Ltd. ("TMG"), which is based in Bangkok, Thailand and is owned by the majority shareholders of the Company. As further explained below, TMG currently owns the rights to produce and sell REMUNE in Thailand, Philippines, Malaysia, Indonesia, Singapore, Cambodia, Sri Lanka, Vietnam, Burma and Laos upon approval by the governments of these countries. The Company has an option to acquire all of TMG rights to develop and commercialize REMUNE in the aforementioned Asian countries. See Note D.

On September 15, 1995, TMG obtained the rights to produce and sell REMUNE in ten Asian countries via a License and Collaboration Agreement with The Immune Response Corporation (NASDAQ:IMNR). On the same day, TMG entered into a Stock Purchase Agreement with The Immune Response Corporation. Per the agreement, TMG purchased 333,334 shares of The Immune Response Corporations stock at $15 per share on April 30, 1996. TMG is further obligated to purchase an additional 333,333 shares of The Immune Response Corporation's stock at $15 per share upon receiving the required marketing approval from the governing health authority of Thailand for the drug therapy REMUNE. TMG is further obligated to purchase another 333,333 shares of The Immune Response Corporation's stock at $15 per share upon receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE.

If TMG does not receive the required marketing approval from the governing health authority of Thailand by December 31, 2000, The Immune Response Corporation may terminate the aforementioned agreements.

NOTE C - REORGANIZATION

In December 1999, TMGUSA entered into a merger agreement to acquire all of the outstanding common stock of August Project III Corporation, a Florida corporation, in a transaction described as a "reverse merger". The merger became effective on December 31, 1999. August Project III Corporation was the surviving legal entity after the merger but TMGUSA remains the accounting acquirer. The merger was accounted for as a recapitalization of TMGUSA. In January 2000,

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 1999

August Project III  Corporation  changed its name to Trinity  Medical Group USA,
Inc.

As part of the reorganization and merger agreement, August Project III Corporation issued 5,226,000 common shares to the shareholders of TMGUSA in exchange for all of the outstanding common shares of TMGUSA. TMGUSA common shares were subsequently cancelled. Following the merger, certain original shareholders of August Project III Corporation sold 4,867,000 common shares to the Company in exchange for $175,000. The Company has recorded the acquisition cost of $175,000 as an expense in 1999. Following the merger, the original shareholders of TMGUSA own a total of 10,093,000 shares of August Project III Corporation or 98.69% of the total 10,226,000 outstanding shares.

NOTE D - GOING CONCERN

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has not generated any revenues and, at December 31,1999, has accumulated losses during the development stage amounting to $866,202 and, in 1999, used $552,570 of cash in its operations. As mentioned in Note B, the drug therapy REMUNE, which the Company has potential rights to market, must under go several phases of trial testing before approval of the drug by the Thailand government can be obtained and significant commercialization of the drug can occur. This additional testing will require significant additional financing.

Upon becoming a reporting company under United States securities laws, the Company intends to acquire, in the near term, the rights to REMUNE and assume the related obligations specified under the Stock Purchase Agreement from TMG (see also Note I). The Company intends to market REMUNE in the countries where it has the rights through partner or affiliated firms which will carry out the local regulatory requirements, distribution, and product support. The Company intends to finance the aforementioned activities through a secondary offering for between $15,000,000 and $20,000,000. The Company's initial efforts have focused on the research and development of REMUNE (through TMG) and securing sales and marketing rights in Thailand.

There can be no assurance that management will be successful in raising the necessary funds to complete the clinical trials and obtain the necessary government approvals for the manufacturing and sale of REMUNE. The Company's ability to continue as a going concern will depend upon these factors and the success of future operations.

NOTE E - CONCENTRATION OF CREDIT RISK

The Company has cash deposits at U. S. banks and financial institutions which exceed federally insured limits at December 31, 1999. The Company is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, the Company does not anticipate such non-performance.

NOTE F - COMMITMENTS AND CONTINGENCIES

In January 2000, the Company entered into a non-cancelable operating lease expiring in January 2001 for office facilities and general administrative services. There was no rent expense for the period from inception (September 28, 1998) to December 31, 1999. Future minimum lease payments are $14,820 for the year ending December 31, 2000.

The Company has an employment agreement with Dr. James S. Namnath (shareholder),

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 1999

whereby he will serve as the Company's Chief Executive Officer. The agreement expires on December 31, 2000. Dr. Namnath's employment will be conducted under contract services with his present employer, NotesETC, Inc. until such time ("Milestone") that the Company either begins sale of REMUNE product or is approved for public trading of its common shares in the United States equity market as a reporting company; after this time, he will be directly employed by the Company on a full time basis.

Until Milestone, his compensation will be at a rate of $250 per hour but not to exceed 60 hours per month ($15,000). After Milestone, his salary will be $35,000 per month. In August of 2000, the terms of this employment agreement were modified to provide for a monthly salary amount of $25,000 as opposed to $35,000 per month. The employment may be terminated at any time by the Company. Total amounts paid to Dr. Namnath during 1999 were $45,000.

NOTE G - CONVERTIBLE NOTES PAYABLE

During fiscal 1999, the Company sold 146.5 units at a price of $5,000 per unit to accredited investors in a private offering. Each unit consisted of a $5,000, 10% per annum note of the Company, due August 31, 2001 and convertible into 5,000 shares of the Company's common stock, $0.001 par value. Each unit was convertible at the election of the holder between October 15, 1999 and December 31, 1999 or by election of the Company after December 31, 1999. Interest accrued on each unit is convertible to common stock at the fair value of the Company's common stock at the date of conversion. As of December 31, 1999, no units had been converted to common stock. Subsequent to December 31, 1999, an additional eight units were sold.

NOTE H - STOCK ISSUED FOR SERVICES

During 1999, the Company issued 493,000 shares of common stock in exchange for legal and consulting services provided. The expense related to such services, $229,200, was determined based upon the fair value of the services received.

NOTE I - RELATED PARTY TRANSACTIONS

The Churdboonchart Trinity Trust owns approximately 70% of the Company's common stock. The beneficiaries of the Churdboonchart Trinity Trust are also the majority owners of TMG.

The Company entered into a Collaboration and Supply Agreement (the "Agreement") with TMG, dated December 1,1999. Under the terms of the Agreement, the Company will pay TMG for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. During 1999, the Company paid TMG $294,000 for costs incurred under the Agreement related to the research and development of REMUNE.

The Agreement also provides that the Company make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of common class shares not to exceed 1 million shares. The requirement for the Company not to exceed 1 million shares in its attempt to capitalize itself was subsequently waived. The Company agrees to prepare and complete all necessary documentation required for registration of the Company with the U.S. Securities and Exchange Commission as a reporting company.

In exchange for the aforementioned conditions, TMG agrees to transfer its License and Collaboration Agreement and Stock Purchase Agreement between it and

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 1999


The Immune Response Corporation, dated September 15, 1995, to the Company no later than the first sale of product after full regulatory approval in Thailand has been granted.

NOTE J - INCOME TAXES

No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through December 31, 1999. At December 31, 1999, the Company has net operating loss carryforwards available to future taxable income for federal tax purposes of approximately $900,000; such carryforwards expire in various years through 2019. Deferred tax assets include these net operating loss carryforwards as well as certain expenses that are reported for book and tax purposes in different periods. The Company has provided a valuation allowance to offset all deferred assets due to the uncertainty of realization.

      INTERIM FINANCIAL STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 2000

                      INDEX TO INTERIM FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----

                  BALANCE SHEETS..........................................F-13

                  STATEMENTS OF OPERATIONS................................F-14

                  STATEMENTS OF CASH FLOWS................................F-15

                  NOTES TO FINANCIAL STATEMENTS...........................F-16

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                                 BALANCE SHEETS

                                     ASSETS
                                                                                September 30,         December 31,
                                                                                    2000                  1999
                                                                             --------------------  --------------------
                                                                                 (unaudited)
Current Assets:
      Cash                                                                   $           113,356   $           171,485
      Subscription receivable                                                             20,000                 9,600
      Income tax refund receivable                                                        18,951                18,951
                                                                             --------------------  --------------------
           Total current assets                                                          152,307               200,036

      Computer equipment                                                                   4,972                     -
                                                                             --------------------  --------------------
           Total assets                                                      $           157,279   $           200,036
                                                                             ====================  ====================

                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
      Accounts payable                                                       $            84,799   $            10,343
      Payable to TMG                                                                     500,000                     -
      Accrued liabilities                                                                 27,404                     -
      Accrued commissions                                                                 92,850                73,250
      Accrued interest                                                                    67,960                11,345
      Convertible notes payable                                                          772,500               732,500
                                                                             --------------------  --------------------
           Total current liabilities                                                   1,545,513               827,438


Stockholders' deficit:
      Common stock, $.001 par value, 50,000,000 shares
           authorized, 10,226,000 shares issued and outstanding                           10,226                10,226
      Deposits on common stock units                                                     570,600                     -
      Additional paid-in capital                                                         228,574               228,574
      Deficit accumulated during the development stage                                (2,197,634)             (866,202)
                                                                             --------------------  --------------------
                     Total stockholders' deficit                                      (1,388,234)             (627,402)
                                                                             --------------------  --------------------

                     Total liabilities and stockholders' deficit             $           157,279   $           200,036
                                                                             ====================  ====================

        The accompanying notes are an integral part of these statements.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                            STATEMENTS OF OPERATIONS

                                                              Cumulative              Three Months         Nine Months
                                                            from inception               Ended                Ended
                                                                  to                 September 30,        September 30,
                                                          September 30, 2000              2000                 2000
                                                       --------------------------  -------------------  -------------------
                                                              (unaudited)             (unaudited)          (unaudited)
Operating expenses:
     Research and development                          $                (994,105)  $         (500,105)  $         (700,105)
     General and administrative                                         (726,072)            (362,873)            (575,832)
                                                       --------------------------  -------------------  -------------------
                 Total operating expenses                             (1,720,177)            (862,978)          (1,275,937)
                                                       --------------------------  -------------------  -------------------

Other income (expense):
     Acquisition costs                                                  (404,200)                   -                    -
     Interest income                                                       3,148                    -                1,120
     Interest expense                                                    (67,960)             (19,312)             (56,615)
     Loss on sale of investments                                          (8,445)                   -                    -
                                                       --------------------------  -------------------  -------------------
                                                                        (477,457)             (19,312)             (55,495)
                                                       --------------------------  -------------------  -------------------
                 Net Loss                              $              (2,197,634)  $         (882,290)  $       (1,331,432)
                                                       ==========================  ===================  ===================

     Basic and diluted loss per common
        share                                                                      $            (0.09)  $            (0.13)
                                                                                   ===================  ===================
     Basic and diluted weighted average
        common shares outstanding                                                          10,226,000           10,226,000
                                                                                   ===================  ===================

        The accompanying notes are an integral part of these statements.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                            STATEMENTS OF CASH FLOWS


                                                              Cumulative
                                                            from inception         Nine months
                                                                  to                  Ended
                                                          September 30, 2000    September 30, 2000
                                                         ---------------------  ------------------
                                                             (unaudited)           (unaudited)
 Cash flows from operating activities:
     Net loss                                             $        (2,197,634)  $      (1,331,432)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
        Stock issued for services                                     229,200                   -
        Loss on sale of investments                                     8,445                   -
        Changes in assets and liabilities:
           Income tax refund receivable                               (18,952)                  -
           Accounts payable                                            84,799              74,456
           Payable to TMG                                             500,000             500,000
           Accrued liabilities, commissions and interest              188,214             103,619
                                                         ---------------------  ------------------
              Net cash used in operating activities                (1,205,928)           (653,357)
                                                         ---------------------  ------------------

 Cash flows from  investing activities:
     Purchases of fixed assets                                         (4,972)             (4,972)
     Purchases of investments                                         (69,330)                  -
     Proceeds from sale of investments                                 60,886                   -
                                                         ---------------------  ------------------
              Net cash used in investing activities                   (13,416)             (4,972)
                                                         ---------------------  ------------------
 Cash flows from financing activities:
     Proceeds from issuance of convertible notes payable              772,500              40,000
     Net proceeds from sale of common stock not
       issued at period end                                           550,600             550,600
     Collection of subscription receivable                              9,600               9,600
                                                         ---------------------  ------------------

              Net cash provided by financing activities             1,332,700             600,200
                                                         ---------------------  ------------------

              Net increase (decrease) in cash                         113,356             (58,129)

 Cash - beginning of period                                                 -             171,485
                                                         ---------------------  ------------------

 Cash - end of period                                    $            113,356   $         113,356
                                                         =====================  ==================

 Non-cash investing and financing activities:
     Issuance of common stock to founding shareholders
       in exchange for subscription receivable           $              9,600   $               -
                                                         =====================  ==================

     Subscription of common stock units                  $             20,000   $          20,000
                                                         =====================  ==================

        The accompanying notes are an integral part of these statements.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION

The  accompanying   unaudited  financial   statements  contain  all  adjustments
(consisting only of normal recurring adjustments) which in the opinion of management are necessary to present fairly the financial position of the Company at September 30, 2000, and the results of its operations and its cash flows for the three and nine month periods ended September 30, 2000. The financial statements do not include comparative third quarter information because the Company had no activity during the nine month period ended September 30, 1999. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures in the financial statements are adequate to make the information presented not misleading.

The financial statements included herein should be read in conjunction with the financial statements included in the Company's Form 10-SB as of December 31, 1999 and for the period from inception (September 28, 1998) to December 31, 1999, filed with the Securities and Exchange Commission on May 12, 2000.

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which ranges from three to five years. The cost and related accumulated depreciation of equipment sold or otherwise disposed of are removed from the accounts and the resulting gains or losses are included in the statement of operations.

NOTE C - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company is in the development stage and, at September 30, 2000 has accumulated losses amounting to $2,197,634. For the nine month period ended September 30, 2000, and for the period from inception to September 30, 2000 the Company used $653,357 and $1,205,928, respectively, of cash in its operations.

The Company or its affiliate, Trinity Assets Company Limited (see Note I), has not yet submitted an application for an approval from the Thai Ministry of Health or Food and Drug Administration to market, distribute and manufacture REMUNE. Approval of REMUNE by the Thai Food and Drug Administration or Ministry of Public Health is necessary for the marketing, distribution and manufacture of REMUNE. If the Thai Food and Drug Administration does not approve REMUNE, it cannot be marketed, sold or manufactured in Thailand and the Company will be unable to generate any revenue in Thailand.

The Company requires substantial capital to pursue its operating strategy, which includes commercialization of the drug REMUNE, and currently has limited cash for operations. Until the Company can obtain revenues sufficient to fund working capital needs and additional research and development costs necessary to obtain the regulatory approvals for commercialization, the Company will be dependent upon external sources of financing. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

The Company intends to market REMUNE in the countries where it has the rights through partner or affiliated firms, which will carry out the local regulatory requirements, distribution, and product support (see Note I). The Company intends to finance the aforementioned activities through a secondary offering. The Company filed a registration statement on Form SB-2 on October 20, 2000 to register 2,000,000 common shares to be sold by the Company directly or through underwriters or dealers from time to time.

The Company's initial efforts have focused on the research and development of REMUNE (through Trinity Medical Group, Ltd. or Trinity Assets Company Limited, affiliates of the Company) and securing sales and marketing rights in Thailand. There can be no assurance that management will be successful in raising the necessary funds to complete the clinical trials and obtain the necessary government approvals for the manufacture and sale of REMUNE. The Company's ability to continue as a going concern will depend upon these factors and the success of future operations.

NOTE D - RECLASSIFICATIONS

Certain reclassifications have been made to the 1999 financial statements to conform with the current period presentation.

NOTE E - LOSS PER SHARE

Excluded from the computation of basic and diluted loss per common share were stock options and warrants outstanding for the purchase of 224,350 shares of common stock as of September 30, 2000 because the representative share increments would be antidilutive. Also excluded from the computation of basic and diluted loss per common share were 878,538 shares of common stock issuable as of September 30, 2000 upon the conversion of convertible notes payable because the representative share increments would be antidilutive. The aforementioned amount issuable includes accrued interest and commissions that are payable in common stock upon conversion.

NOTE F - NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (SFAS) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements.

In March 2000, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101B. SAB 101B delays the effective date of SAB 101, "Revenue Recognition in Financial Statements," to the fourth quarter for fiscal years beginning after December 15, 1999. SAB 101 provides guidance on revenue recognition and the SEC staff's views on the application of accounting principles to selected revenue recognition issues. The Company does not anticipate that the application of this pronouncement will have a material impact on its financial statements.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation." FIN 44 clarifies the application of Accounting Principles Board Opinion No. 25 (APB 25) and is effective July 1, 2000. FIN 44 clarifies the definition of "employee" for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have a material impact on the Company's financial statements.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

NOTE G- CONVERTIBLE NOTES PAYABLE

During the nine months ended September 30, 2000, the Company sold 8 units of its convertible notes payable at a price of $5,000 per unit to accredited investors in a private placement offering. Each unit consisted of a $5,000, 10% note due August 30, 2001. Each unit was convertible into 5,000 shares of the Company's common stock at the election of the Company. Interest accrued on each unit was convertible to common stock at the fair value of the Company's common stock at the date of conversion.

On December 11, 2000, the Company converted the total principal balance of these notes, which were issued during 1999 and 2000, and the related accrued interest and commissions, into 878,538 shares of its common stock. The total amount of liabilities converted to equity in this transaction was $929,219.

NOTE H- COMMON STOCK UNITS

On June 21, 2000, the Company began to raise additional capital under a new private placement offering. A maximum of 175 preferred stock units at $4,000 per unit were initially offered in the private placement. Because the Company was not authorized to issue preferred stock, the units were subsequently changed to common stock units. Each unit consists of one thousand shares of the Company's Common Stock, par value $.001, and a non-callable common stock purchase warrant (the "Warrant"). Each of the Warrants entitles the registered holder to purchase up to one thousand shares of the Common Stock at a price of $4.00 per share for a period of 24 months from the date of the Private Placement Prospectus, July 24, 2000. The Common Shares and the Warrant included in the units will not be separately transferable until 90 days after the date of the Prospectus or such earlier date as the Company may determine. The Company received a total of $634,000 through this private placement offering, for an aggregate of 158.5 units sold. Net proceeds to the Company were $570,600, after commissions paid or accrued. Because the Company has not issued the common stock subscribed as of September 30, 2000, it has presented the net proceeds of $570,600 as Deposits on Common Stock Units in the accompanying balance sheet. The Company issued the related 158,500 shares of common stock on November 20, 2000. Also included in Deposits on Common Stock Units is $20,000 of common stock units subscribed. The related Subscription Receivable was satisfied on November 1, 2000.

NOTE I- RELATED PARTY TRANSACTIONS

The Company and Trinity Medical Group, Ltd. (TMG) entered into an Assignment Agreement on August 3, 2000, whereby all of Trinity Medical Group, Ltd.'s rights, title, and interests in the License and Collaboration agreement and Stock Purchase Agreement were assigned to the Company. There was no accounting recognition by the Company as a result of the transfer of the License and Collaboration Agreement and the related Stock Purchase Agreement.

The License and Collaboration Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation, entered into in 1995, provided for possible termination of the License and Collaboration Agreement if the marketing approval for REMUNE in Thailand was not granted before December 31, 2000. On September 29, 2000, The Immune Response Corporation and the Company amended the License and Collaboration Agreement to set the earliest possible termination date to August 2001.

On August 4, 2000, The Company assigned through a Sublicense and Supply Agreement the sales, distribution, manufacturing and marketing rights to REMUNE in Thailand to Trinity Assets Company Limited, an affiliate of the Company and Trinity Medical Group, Ltd. The manufacturing rights assigned to Trinity Assets Company Limited are non-exclusive. Trinity Assets Company Limited is related through common ownership. Two of the Company's directors, Inthanom John Churdboonchart and Orranart Victoria Churdboonchart, are beneficial owners of the Company's common stock and are shareholders of Trinity Assets Company Limited. The Sublicense and Supply Agreement provides that the Company will realize a minimum gross profit from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

Thailand will be shared equally. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, the Company will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others. Specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time. The Company has also agreed to provide support to Trinity Assets Company Limited (in the form and substance satisfactory to both parties) for the warehousing, transportation, and production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the Sublicense and Supply Agreement, the Company will pay Trinity Assets Company Limited for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted.

During the three months ended September 30, 2000, the Company paid Trinity Medical Group, Ltd. approximately $200,000 for costs incurred related to the research and development of the drug REMUNE. As of September 30, 2000, the Company has also recorded a liability for amounts payable to Trinity Medical Group, Ltd. in the amount of $500,000. The amounts paid or payable to Trinity Medical Group, Ltd. were incurred by the Company under the terms and conditions of the Collaboration and Supply Agreement, dated December 1, 1999.

NOTE J - COMMITMENTS

On September 5, 2000, the Company entered into a two year employment agreement with its Chief Financial Officer, whereby the Officer will be paid a minimum annual salary of $160,000 and receive a minimum annual bonus equal to 10% of the annual salary amount. The Officer was also granted 50,000 non-statutory stock options with a term of 10 years and an exercise price of $4.00. The market price of the Company's common stock was equal to the exercise price at the date of grant. The Officer will receive a minimum of 50,000 additional stock options on each anniversary date of the employment agreement. If the Officer is terminated without cause as defined, the minimum salary, bonus and certain other benefits must continue to be paid through the remaining term of the employment agreement.

NOTE K - SUBSEQUENT EVENTS

On October 19, 2000, in connection with a Section 4(2) exempt offering, the Company issued a $500,000 convertible promissory note to an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended. The note matures on October 19, 2001 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The Company recorded a charge to interest expense of $146,552 in connection with the issuance of this note. The charge represents the entire intrinsic value of the beneficial conversion feature as calculated at the date of issuance. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of the Company provided that the registration statement filed on Form SB-2 on October 20, 2000 has been effective for ninety
(90) consecutive days and the Company's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. On the date of conversion, the Company shall also issue to the holder a warrant to purchase such number of shares of the company's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of the Company, in cash or in accordance with the aforementioned conversion terms of the note.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

The covenants of the note prevent the Company from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. The covenants of the note also require Trinity USA to use its reasonable best efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission (SEC) within 90 days of the issuance of the note and to respond to the SEC's review comments within 5 business days. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Trinity USA also granted piggyback registration rights with respect to the warrant shares. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Therefore, the total liquidated damages that may need to be paid if this registration statement is not declared effective within 120 days of the issuance of the note is 4% of the purchase price of the note for each 30-day period until the statement is effective.

On November 10, 2000, the Company and Trinity Medical Group, Ltd. terminated the Collaboration and Supply Agreement, dated December 1, 1999. As discussed in Note I, Trinity Assets Company Limited will prospectively perform the research and development of REMUNE and will invoice Trinity USA in connection with the terms and conditions of the Sublicense and Supply Agreement between the two parties.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations. Section 607.0850 of the Florida Business Corporation Act also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers, directors, employees, and agents against any liability asserted against those person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 607.0850 of the Florida Business Corporation Act.

         Article VII of the Bylaws of the Registrant provides that the Registrant shall indemnify its officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a officer, director, employee or agent in defending any action, suit or proceeding by reason of the fact that he or she is or was a officer, director, employee or agent of the Registrant shall be paid by the Registrant if he or she is successful in defending the suit, whether on the merits or otherwise, and those expenses may be paid by the Registrant in other situations unless such officer, director, employee or agent is adjudged liable for negligence or misconduct in the performance of his or her duties.

         Article X of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify all persons whom it may indemnify pursuant to Section 607.0850 of the Florida Business Corporation Act to the full extent permitted by such Section 607.0850 of the Florida Business Corporation Act.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table shows the estimated expenses in connection with the issuance and distribution of the common stock being registered:

                  SEC registration fees...............................$ 4,729
                  Legal fees and expenses.............................$80,000
                  Accounting fees and expenses........................$20,000
                  Miscellaneous.......................................$ 5,000
                                                                      -------
                  TOTAL:                                             $109,729
                                                                     ========

RECENT SALES OF UNREGISTERED SECURITIES.

         On December 31, 1999, Trinity USA and August Project III Corp. entered into an Agreement for the Exchange of Common Stock. August Project III Corp. issued to Trinity USA's shareholders 5,226,000 shares of its common stock in exchange for 100% of the outstanding shares of Trinity USA. In addition, shareholders of August Project III Corp. sold 4,867,000 shares to the shareholders of Trinity USA in exchange for $175,000. Following the merger, the shareholders of the predecessor company owned a total of 10,093,000 out of a total of 10,226,000 outstanding shares of August Project III Corp. August Project III Corp. was the surviving corporation after the merger. On January 5, 2000, August Project III Corp. changed its name to Trinity Medical Group USA, Inc.


         In connection with a December 1999 private placement Trinity USA issued
154.5 notes. The notes were sold to "accredited investors", as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). The notes were sold in units. Each unit cost $5,000 and consisted of a $5,000, 10% per annum note of Trinity USA due August 31, 2001 convertible into 5,000 shares of Trinity USA's common stock, $0.001 par value, per share. The aggregate offering price was $772,500 and Trinity USA received net proceeds of approximately $756,000. On December 11, 2000, the Company converted the total principal balance of these notes and the related accrued interest and commissions into 878,538 shares of its common stock. Trinity USA believes that the exemption afforded by Section 4(2) of the Securities Act and Regulation D promulgated thereunder, is applicable to the above issuances as a transaction by an issuer not involving a public offering. The proceeds from this private placement were used to satisfy Trinity USA's initial developmental business expenses.

         In connection with a June 2000 private placement, Trinity USA initially issued 158.5 preferred stock units at $4,000 per unit. Because Trinity USA was not authorized to issue preferred stock, the units were subsequently changed to common stock units. The units were sold to "accredited investors", as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). Each unit consists of one thousand shares of Trinity USA's common stock, par value $.001, and a non-callable common stock purchase warrant. Each of the warrants entitles the registered holder to purchase up to one thousand shares of Trinity USA's stock at a price of $4.00 per share for a period of 24 months from the date of the private placement prospectus, July 24, 2000. The common shares and the warrant included in the units will not be separately transferable until 90 days after the date of the prospectus or an earlier date as Trinity USA may determine. Trinity USA received net proceeds of approximately $571,000 under this private placement offering. The proceeds from this private placement will be used to meet Trinity USA's continuing operating expense requirements, including the cost of filing the aforementioned Registration Statement.

         On October 19, 2000, in connection with a Section 4(2) exempt offering, Trinity USA issued a $500,000 convertible promissory note to an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended. The note matures on October 19, 2001 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of Trinity USA provided that this registration statement has been effective for ninety (90) consecutive days and Trinity USA's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. On the date of conversion, Trinity USA shall also issue to the holder a warrant to purchase the number of shares of Trinity USA's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of Trinity USA, in cash or in accordance with the aforementioned conversion terms of the note.

         The covenants of the note prevent Trinity USA from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. The covenants of the note also require Trinity USA to use its reasonable best efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission (SEC) within 90 days of the issuance of the note and to respond to the SEC's review comments within 5 business days. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Trinity USA also granted piggyback registration rights with respect to the warrant shares. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Therefore, the total liquidated damages that may need to be paid if this registration statement is not declared effective within 120 days of the issuance of the note is 4% of the purchase price of the note for each 30-day period until the statement is effective.

EXHIBITS.

         (A) EXHIBITS

         EXHIBIT  DESCRIPTION

            2.1 Agreement for the Exchange of Common Stock by and among August Project III Corp.

            3.1 State of Florida Articles of Incorporation of August Project III dated July 1997

            3.2         State  of  Florida   Certificate  of  Amendment  of  the
                        Certificate  of   Incorporation  of  Trinity  USA  dated
                        January 2000

            3.3         By-Laws of Trinity USA

            4.1         Registration Rights Agreement

            4.2         Promissory Note

            4.3         Registration Rights Agreement

            4.4         Form of Common Stock Purchase Warrant

            4.5         Subscription Agreement

            4.6         Convertible Promissory Note

            4.7         Common Stock Unit Acknowledgement Letter

            5.1         Legal Opinion of Parker Chapin LLP

            10.1 Sublicense and Supply Agreement between Trinity USA and Trinity Medical Group, Ltd. dated as of August 4, 2000

            10.2 Supplement to Sublicense and Supply Agreement between Trinity USA and Trinity Assets Company Limited dated August 5, 2000

            10.3        Amendment  No.  1  to  the  License  and   Collaboration
                        Agreement dated September 29, 2000

            10.4        Assignment Agreement between Trinity Medical Group, Ltd.
                        and Trinity USA dated August 3, 2000

            10.5        Gary E. Wilson's Employment Agreement

            10.6        Dr. James S. Namnath's Employment Contract

            10.7 License and Collaboration Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995+

            10.8 Stock Purchase Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995

            23.1        Consent of Parker Chapin LLP (included in Exhibit 5.1)

            23.2        Consent of Independent Certified Public Accountants

                          ----------------------------

            + Confidential treatment has been requested with respect to certain portions of this agreement.

UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, Section 607.0850 of the Florida Business Corporation Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rancho Santa Margarita, State of California on, December 22, 2000.

                                                 TRINITY MEDICAL GROUP USA, INC.

                                                 By: /s/ James S. Namnath
                                                 -------------------------------
                                                 Name:  James S. Namnath
                                                 Title: Chief Executive Officer and Director


                  SIGNATURE                       TITLE

/s/ Dr. Vina Churdboonchart                       President and Director    December 22, 2000
--------------------------------
Dr. Vina Churdboonchart

/s/ Inthanom John Churdboonchart                  Director                  December 22, 2000
--------------------------------
Inthanom John Churdboonchart

/s/ Gary E. Wilson                                Executive V.P. - Finance,
--------------------------------                  Chief Financial Officer,
Gary E. Wilson                                    Treasurer                 December 22, 2000
